UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CORINTHIAN COLLEGES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 15, 2009

Dear Fellow Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders of Corinthian Colleges, Inc. for its fiscal year ended June 30, 2009 to be held at the DoubleTree Hotel located at 201 East MacArthur Boulevard, Santa Ana, California 92707, on November 17, 2009 at 10:00 a.m., local time. The formal notice of the Annual Meeting appears on the following page. The attached Notice of Annual Meeting and Proxy Statement describe the matters that we expect to be acted upon at the Annual Meeting.

During the Annual Meeting, stockholders will view a presentation by Corinthian’s senior management and vote on the matters set forth in the Notice on the following page. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Regardless of the number of shares you own, please sign and date the enclosed proxy card and promptly return it to us in the enclosed postage paid envelope. If you sign and return your proxy card without specifying your choices, your shares will be voted in accordance with the recommendations of the Board of Directors contained in the Proxy Statement.

We look forward to seeing you on November 17, 2009 and urge you to return your proxy card as soon as possible.

Sincerely,

Jack D. Massimino
Chairman of the Board

CORINTHIAN COLLEGES, INC.

6 Hutton Centre Drive, Suite 400

Santa Ana, CA 92707

(714) 427-3000

Notice of Annual Meeting of Stockholders to be held on November 17, 2009

TO THE STOCKHOLDERS OF CORINTHIAN COLLEGES, INC.:

The Annual Meeting of Stockholders of Corinthian Colleges, Inc. (the “Company”) will be held at 10:00 a.m., California time, on November 17, 2009, at the DoubleTree Hotel located at 201 East MacArthur Boulevard, California 92707, for the following purposes:

1. To elect three Class II directors to the Company’s Board of Directors for a one-year term expiring at the Annual Meeting of Stockholders in 2010;

2. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for its fiscal year ending June 30, 2010; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on September 21, 2009 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors,

Stan A. Mortensen Corporate Secretary

Santa Ana, California

October 15, 2009

ALL STOCKHOLDERS ARE URGED TO ATTEND THE MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Corinthian Colleges, Inc., a Delaware corporation (the “Company” or “Corinthian”), for use at the Annual Meeting of Stockholders to be held at 10:00 a.m., California time, on November 17, 2009, at the DoubleTree Hotel located at 201 East MacArthur Boulevard, Santa Ana, California 92707, and any adjournments thereof. This Proxy Statement and accompanying form of proxy were first sent to stockholders on or about October 15, 2009.

All share numbers and share prices provided in this Proxy Statement have been adjusted to reflect the two-for-one stock splits of the shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), effected in the form of stock dividends in December 2000, May 2002 and March 2004.

Record Date and Outstanding Shares

The Board of Directors has fixed the close of business on September 21, 2009, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. As of the Record Date, Corinthian had approximately 87,509,895 shares of Common Stock outstanding. Each of the outstanding shares of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

Voting of Proxies

Beth Wilson and Kenneth S. Ord, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Ms. Wilson and Mr. Ord are both executive officers of Corinthian. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement.

Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of Corinthian of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a “legal proxy” from your broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

Required Vote

Directors. A plurality of the votes represented by shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of directors. This means that the three director nominees receiving the most votes “for” election will be elected. You may vote “for” or “withhold” with respect to the election of directors. Because directors are elected by plurality, withheld votes will have no effect on the outcome of the election of directors. Additionally, the Company’s Corporate Governance Principles, which are available on the Company’s website at www.cci.edu under the heading “Investor Relations,” set forth our procedures if a director-nominee is elected, but receives a majority of “withhold” votes. Under these principles, in an uncontested election any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision and the reasons therefore.

Ratification of Auditors. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal is required to ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as Corinthian’s independent auditors. Abstentions with respect to the proposal to ratify Ernst & Young LLP as the Company’s independent auditor are treated as shares present or represented and entitled to vote on the proposal and, therefore, will have the same effect as a vote against this proposal. Abstentions will be counted for purposes of determining whether a quorum is present.

Voting by Street Name Holders

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If your shares are held in a brokerage account and you do not give instructions, the broker will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as “broker non-votes”). As a beneficial owner of shares, you are also entitled to attend the Annual Meeting; however, you may not vote your shares in person at the Annual Meeting unless you obtain from the broker, bank or nominee that holds your shares a “legal proxy” giving you the right to vote the shares in person at the Annual Meeting.

Quorum and Broker Non-Votes

The required quorum for transaction of business at the Annual Meeting will be a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting that are outstanding as of the Record Date. The election inspectors appointed for the meeting will determine whether or not a quorum is present. If you submit a properly executed proxy card, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. The election inspectors will also treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has indicated that it does not have discretionary voting authority, those shares are broker non-votes and will be treated as not present and not entitled to vote with respect to that matter at the meeting (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters) and, therefore, will not be counted in determining the outcome of the vote on that matter. We believe that brokers have “discretionary” voting authority with respect to all proposals to be voted on at the Annual Meeting, and accordingly, we do not believe that there will be any broker non-votes.

Summary Annual Report to Stockholders

Corinthian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 contains financial and other information pertaining to Corinthian and is being furnished to stockholders simultaneously with this Proxy Statement.

PROPOSAL 1

ELECTION OF DIRECTORS

Corinthian’s Board of Directors is currently comprised of ten members. For directors currently serving, the Company’s Certificate of Incorporation provided that the Board of Directors is classified with respect to the terms for which its members hold office by dividing the members into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors. However, at the Annual Meeting of Stockholders in November 2008, the Company’s Certificate of Incorporation was amended so that future elections of directors are for one year terms only. Accordingly, at the upcoming Annual Meeting in November 2009, three Class II directors will be elected, each for a term of one year expiring at Corinthian’s Annual Meeting of Stockholders in 2010. Each of the nominees, Paul St. Pierre, Linda Arey Skladany and Robert Lee, are presently serving as directors of Corinthian. The Board of Directors, following the unanimous recommendation of its Nominating and Corporate Governance Committee, recommends that the stockholders vote in favor of the election of the nominees named in this Proxy Statement to serve as directors of Corinthian. See “Nominees” below.

The other seven remaining directors whose terms of office do not expire at the Annual Meeting will continue to serve after the Annual Meeting until such time as their respective terms of office expire or they retire or resign from the Board. See “Other Directors” below. If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee will be unable or decline to serve as a director if elected.

Nominees for Election for a One-Year Term Expiring at the 2010 Annual Meeting

The names of the nominees for the office of director and certain information concerning such nominees are set forth below:

Paul R. St. Pierre, age 64, served as Corinthian’s Executive Vice President, Marketing & Admissions until his retirement in June 2003. Mr. St. Pierre has been a member of the Board of Directors since the Company’s inception in July 1995, and was elected Vice Chairman of the Board of Directors in January 2003. Mr. St. Pierre is a member of the Compensation and Nominating and Corporate Governance Committees of the Board of Directors. Prior to the Company’s founding in 1995, he was employed by a subsidiary of National Education Corporation (“NEC”) from 1991 to 1995. His first assignment at NEC was as School President for its San Bernardino, California campus. Subsequently, he held corporate assignments as Director of Special Projects, Vice President of Operations for the Learning Institutes Group (the largest colleges owned by NEC) and as Vice President, Marketing & Admissions for NEC.

Linda Arey Skladany, Esq., age 64, became a member of the Board of Directors effective upon the completion of Corinthian’s initial public offering in February 1999. She is a member of the Compensation Committee and the Chairperson of the Nominating and Corporate Governance Committee of the Board. Ms. Skladany retired in April 2003 from her position as Senior Associate Commissioner, the Office of External Relations at the United States Food and Drug Administration, a position she had held since June 2002. Prior to that time, she was Vice President for Congressional Relations at Parry, Romani, DeConcini & Symms, a Washington D.C. lobbying firm, from 1995 to June 2002. Ms. Skladany has previously served a four-year term on the Board of Visitors of the College of William and Mary.

Robert Lee, age 61, became a member of the Board of Directors in October 2006. Mr. Lee is a member of the Audit Committee and is the Chairperson of the Compliance Committee. Mr. Lee retired from Pacific Bell (“PacBell”) in 1998 after a 26-year distinguished career. At the time of his retirement, Mr. Lee was a Corporate Executive Vice President and President of business communications services. In that role, he was responsible for an operation that generated $3 billion in annual revenue, served one million customers and had 15,000 employees. During his 26-year career at PacBell, Mr. Lee served in a variety of senior marketing and general management positions, including Executive Vice President, California markets group and Executive Vice President, Statewide Markets Group. Mr. Lee is a director of Broadvision and Blue Shield of California.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE NOMINEES FOR ELECTION AS DIRECTORS.

Other Directors

Class I Directors Continuing in Office until the 2011 Annual Meeting

Alice T. Kane, age 61, was appointed to the Board of Directors in July 2005. She is a member of the Compliance Committee and is the Chairperson of the Compensation Committee of the Board of Directors. Ms. Kane has more than 30 years of experience in the financial services industry. Ms. Kane is currently the General Counsel of North America for the Zurich Financial Services Group, a position she has held since October 2005. Prior to joining Zurich, she co-founded Q-Cubed Alternative Advisor LLC, a quantitative equity hedge fund, where she was Chair and Managing Director from September 2004 to October 2005. From September 2002 to March 2004, Ms. Kane was Chairman of Blaylock Asset Management, a start-up minority- and women-owned institutional manager. Starting in 1998, Ms. Kane served as Chairman and President of three mutual fund and variable annuity businesses with combined assets of over $30 billion with American General Financial Group. She began her career at New York Life Insurance Company in 1972, where she ultimately served as Executive Vice President of its $40 billion asset management business and as a member of the executive management committee. She also served as Executive Vice President and General Counsel of New York Life from 1986 to 1995. Ms. Kane was formerly a member of the National Association of Securities Dealers (NASD) Board of Governors. Ms. Kane is also a director of Guess?, Inc.

Terry O. Hartshorn, age 64, was appointed to the Board of Directors in September 2005, and is currently the lead independent director of the Board. Mr. Hartshorn is a member of the Audit and the Nominating and Corporate Governance Committees of the Company’s Board of Directors. Mr. Hartshorn was a member of the Board of Directors of PacifiCare Health Systems, Inc. from March 1985 until PacifiCare was purchased by UnitedHealth Group in December 2005. He was Chairman of the Board of PacifiCare from 1993 to 1998. He was President and Chief Executive Officer of UniHealth from 1994 to 1997. Mr. Hartshorn also served as President and Chief Executive Officer of PacifiCare from 1976 to 1993 and Secretary of PacifiCare from 1977 to 1981. Since 1997, Mr. Hartshorn has been an investor, advisor and personal coach for start-up and early stage companies in a variety of industries and serves as a director of LifeScript.

Timothy J. Sullivan, age 65, was appointed to the Board of Directors in January 2008. Mr. Sullivan is a member of the Nominating and Corporate Governance Committee and the Compliance Committee of the Company’s Board of Directors. Mr. Sullivan is currently president emeritus of the College of William and Mary. His career at the College of William and Mary spans more than 35 years and includes serving for 12 years as its president and, earlier, as dean and as executive director of its law school. Mr. Sullivan earned a bachelor’s degree from the College of William and Mary and a juris doctorate degree from Harvard University. Mr. Sullivan is also a director of TowneBank of the Peninsula.

Peter C. Waller, age 55, was appointed to the Board of Directors in August 2008. Mr. Waller is currently the Chief Executive Officer of the Company, a position he has held since July 1, 2009. He was the Company’s President and Chief Operating Officer from February 2006 to June 30, 2009. Prior to joining the Company, Mr. Waller served as an executive partner at ThreeSixty Sourcing Inc., a global consumer product sourcing firm he joined in 2001. Prior to that, Mr. Waller served as president of Taco Bell Corp., where he had profit-and-loss responsibility for 7,000 owned and franchised stores with approximately $5 billion in sales. He first joined Taco Bell in 1996 as chief marketing officer. Prior to Taco Bell, Mr. Waller spent twenty years in positions of increasing responsibility with companies such as Procter and Gamble, Gillette/Braun and PepsiCo. Mr. Waller earned Bachelor and Master of Arts degrees in modern history from St. Catherine’s College of Oxford University. Mr. Waller serves on the Board of Directors of Websense, Inc.

Class III Directors Continuing in Office until the 2010 Annual Meeting

Jack D. Massimino, age 60, is the Company’s Chairman of the Board and an executive officer of the Company. He was the Company’s Chief Executive Officer from November 2004 through June 2009. He was appointed Chairman of the Board in August 2008. Mr. Massimino initially joined the Board of Directors immediately upon the completion of Corinthian’s initial public offering in February 1999. He was President and Chief Executive Officer of Talbert Medical Management Corporation, a publicly-traded physician practice management company, from 1995 through late 1997. Prior to his employment with Talbert, Mr. Massimino was Executive Vice President and Chief Operations Officer of FHP International Corporation, a multi-state, publicly-traded HMO, with revenues of approximately $4 billion at the time of his service.

Hank Adler, age 63, has served on the Board of Directors since August 2004. He is the Chairperson of the Board’s Audit Committee and a member of the Compliance Committee. Mr. Adler is currently an assistant professor of accounting at Chapman University. He was previously a partner with Deloitte & Touche, LLP, from which he retired in 2003 after 30 years with that firm. He specialized in tax accounting and served as client service and tax partner for a variety of public and private companies. Mr. Adler is a certified public accountant, licensed in the State of California. Mr. Adler is a board member of KBS REIT and KBS REIT II, and was previously a board member of Hoag Hospital Memorial Presbyterian.

John M. Dionisio, age 61, was appointed to the Board on April 2008. Mr. Dionisio is a member of the Audit Committee and the Compensation Committee of the Company’s Board of Directors. He is currently president and chief executive officer of AECOM Technology Corp., a NYSE-listed company. During his 36-year career with AECOM and its predecessor companies, Mr. Dionisio held a number of senior management positions, including executive vice president and chief operating officer, as well as president and chief executive officer of its DMJM Harris business. Mr. Dionisio earned a master of science degree in civil engineering from Polytechnic Institute of New York and a bachelor of science degree in civil engineering from The City College of New York.

Director Compensation

Each non-employee director is paid an annual retainer of $40,000 for his or her services as a director, and $1,500 for each Board of Directors meeting attended. Each member of the Compensation Committee (other than the Chairperson) receives $1,500 for each Compensation Committee meeting attended; and the Chairperson of the Compensation Committee receives $4,000 for each Compensation Committee meeting attended. Each member of the Audit Committee (other than the Chairperson) receives $2,000 for each Audit Committee meeting attended; and the Chairperson of the Audit Committee receives $5,000 for each Audit Committee meeting attended. Each member of the Nominating and Corporate Governance Committee (other than the Chairperson) receives $1,500 for each Nominating and Corporate Governance Committee meeting attended; and the Chairperson of the Nominating and Corporate Governance Committee receives $3,000 for each Nominating and Corporate Governance Committee meeting attended. Each member of the Compliance Committee (other than the Chairperson) receives $2,000 for each Compliance Committee meeting attended; and the Chairperson of the Compliance Committee receives $5,000 for each Compliance Committee meeting attended. Additionally, the Board of Directors occasionally establishes committees of limited duration for special purposes and members of such committees may receive additional compensation for their services on the committee. No such special committees were in place during the 2009 fiscal year. All non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending Board of Directors meetings and committee meetings.

Each director receives an annual option to purchase 10,500 shares of the common stock of the Company following the August Board meeting, and the Lead Independent Director of the Board receives an additional annual grant of an option to purchase 5,000 shares of the common stock of the Company. All options are granted at the then-current market price and vest immediately, but are not exercisable until the one-year anniversary of the grant date; provided, however, such one-year exercise limitation does not apply in the event of a change-in-control or certain other corporate events. Each director also receives an annual grant of 1,500 deferred stock units (“DSUs”) following the August Board meeting, which vest upon grant but may not be sold, and remain tax-deferred, until the earlier to occur of (i) five years after the date of grant, (ii) the director’s separation from service on the Board, (iii) the director’s death or disability, or (iv) a change-in-control of the Company.

New non-employee directors receive an initial grant of 5,000 options to purchase common stock of Corinthian, which vests immediately but is not exercisable until the one-year anniversary of the grant date. Additionally, each new non-employee director elected or appointed at any time other than at the August Board meeting also receives (A) a pro-rated stock option grant in an amount equal to the product of (i) the percentage of the year remaining until the next regularly scheduled August Board meeting, and (ii) 10,500, and (B) a pro-rated grant of DSUs in an amount equal to the product of (i) the percentage of the year remaining until the next regularly scheduled August Board meeting, and (ii) 1,500.

Directors also have an ownership guideline equal to three times the annual cash retainer (3 x $40,000 = $120,000 in fiscal 2009), with no time limit to meet the ownership guideline, but with a requirement to hold 100% of net after-tax profit in shares acquired on option exercise or following DSU distribution until the guideline is met.

Director Compensation Table—Fiscal 2009

The following table presents information regarding the compensation paid during fiscal 2009 to individuals who were members of the Company’s Board of Directors at any time during fiscal 2009 and who were not also employees of the Company during such period (referred to herein as “non-employee directors”). The compensation paid to Jack D. Massimino and Peter C. Waller, both of whom were directors and employed by the Company during fiscal 2009, is presented below in the Summary Compensation Table, and the related explanatory tables.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
(a)	(b)	(c)	(d)	(h)
Linda Arey Skladany	73,000	19,905	67,884	160,789
Paul R. St. Pierre(2)	65,500	19,905	67,884	153,289
Hank Adler	75,500	19,905	67,884	163,289
Terry O. Hartshorn	63,000	19,905	103,825	186,730
Alice Kane	81,500	19,905	67,884	169,289
Robert Lee	66,500	19,905	67,884	154,289
Timothy Sullivan	55,500	19,905	67,884	143,289
John Dionisio	60,000	19,905	67,884	147,789
Leon E. Panetta(3)	21,500	19,965	99,868	141,333

(1)	The amounts shown in columns (c) and (d) represent the dollar amount recognized for financial statement reporting purposes with respect to the 2009 fiscal year for the fair value of deferred stock units (in column (c)) and stock options (in column (d)) granted to the directors during fiscal 2009. The fair value of stock options was estimated using the Black-Scholes option pricing model in accordance with Statement of Financial Accounting Standards No. 123R (“FAS 123R”), and, pursuant to the rules of the Securities and Exchange Commission (the “Commission”), excludes the impact of estimated forfeitures related to service-based vesting conditions. These amounts do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options) or the intrinsic value of stock options at any particular date. For a discussion of the assumptions and methodologies used to calculate the amounts reported in column (d), please see the discussion contained in Note 7 (Common Stockholders’ Equity) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report to Stockholders for the fiscal year ended June 30, 2009 filed on Form 10-K, which note is incorporated herein by reference. The fair value of a stock unit is equal to the closing price per share on the date of grant.

As described above, during fiscal year 2009 each of our continuing non-employee directors received an annual award of 10,500 options to purchase shares of common stock of the Company and 1,500 DSUs. In addition, the Lead Independent Director of the Board also received 5,000 options to purchase shares of common stock of the Company (for a total annual award of 15,500 options), and Mr. Panetta also received an additional grant of 5,000 stock options when he became a director of the Company (for a total award of 15,500 options).

For all equity awards to non-employee directors, the grant date fair values reported in the table are equal to the FAS 123R expenses recognized by the Company during the fiscal year, since all awards are vested (and, thus, immediately expensed) on the award date, although options are not exercisable until one year after the grant date, and the shares underlying DSUs are generally not delivered until five years after the grant date.

As of June 30, 2009, the end of the Company’s fiscal year 2009, the Company’s non-employee directors held the following aggregate numbers of outstanding unexercised equity awards: (i) Linda Arey Skladany, 98,500 options and 1,500 DSUs; (ii) Paul R. St. Pierre, 263,900 options and 1,500 DSUs (of which 185,400 stock options were granted to Mr. St. Pierre while he was an employee of the Company prior to his retirement on June 30, 2003, and the remaining 78,500 stock options were granted to Mr. St. Pierre after his retirement solely for his services as a director); (iii) Hank Adler, 58,500 options and 1,500 DSUs; (iv) Terry O. Hartshorn, 90,500 options and 1,500 DSUs; (v) Alice Kane, 48,500 options and 1,500 DSUs; (vi) Robert Lee, 32,500 options and 1,500 DSUs; (vii) Timothy Sullivan, 21,625 options and 2,375 DSUs; and (viii) John Dionisio, 19,000 options and 2,000 DSUs.

(2)	In July 2006, the Company’s Board of Directors established a special committee (the “Special Committee”) of independent Board members to conduct an investigation of the Company’s historic stock option practices (the “Stock Option Review”). The Special Committee retained independent counsel to assist with its review. The Special Committee ultimately reported that it had found no evidence of fraud or willful misconduct in regards to the Company’s historic stock option grant practices. However, based on the Company’s internal review and the Special Committee’s investigation and findings, the Company determined that it had unrecorded non-cash equity-based compensation charges associated with certain of its historic stock option grants where the measurement date for accounting purposes, as defined by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, differed from the measurement date used by the Company. In August 2006, the Company was served with several derivative complaints against several of the Company’s current or former officers and/or directors related to the Company’s past option grant practices. These cases have now been settled, and in connection with the settlement several current and former officers of the Company agreed to increase the exercise price of options previously granted to them. In that regard, during fiscal 2009 a grant of 72,900 stock options originally awarded to Mr. St. Pierre on September 21, 2001, while he was an employee of the Company and not a member of the Board of Directors, was amended in April 2009 to increase the exercise price from $6.2925 to $8.4275. This increase in exercise price resulted in the fair value of such grant decreasing by $17,059. This amendment was effected at the election of Mr. St. Pierre and approved by a committee of non-employee directors of the Company.

(3)	Mr. Panetta resigned from his position as a director of the Company effective February 12, 2009, the date he was confirmed by the United States Senate as the head of the United States Central Intelligence Agency.

Attendance at Meetings

The Board of Directors met in person or conducted telephonic meetings a total of six times during fiscal year 2009. During that same period, the Board acted once by unanimous written consent. Each director who was a member of the Board at the time of the applicable meetings attended more than 75% of all Board meetings and applicable Committee meetings held during the fiscal year. In addition, regular executive sessions of non-employee directors are held at least twice during each fiscal year.

Board members are encouraged to attend the Annual Meeting of Stockholders. Six Board members who were on the Board of Directors at the time of last year’s Annual Meeting of Stockholders attended the Annual Meeting, and five board members were unable to attend.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Compliance Committee.

The Board of Directors has determined that Mr. Adler, Ms. Skladany, Ms. Kane, Mr. Hartshorn, Mr. St. Pierre, Mr. Sullivan, Mr. Dionisio, and Mr. Lee are “independent” under applicable Nasdaq listing standards, including that each such director is free of any relationship that would interfere with his or her individual exercise of independent judgment in carrying out the responsibilities of a director. During fiscal 2009, Mr. Adler, Mr. St. Pierre, Mr. Hartshorn, Mr. Lee, Mr. Sullivan, Mr. Dionisio, Ms. Skladany, and Ms. Kane served on committees of the Board.

Audit Committee. From the beginning of fiscal year 2009 through January 30, 2009, the Audit Committee was comprised of Mr. Adler, Ms. Kane, Mr. Hartshorn, Mr. Lee and Mr. Dionisio (Mr. Dionisio was appointed to the Audit Committee in August 2008). From January 30, 2009 through the end of fiscal year 2009, the Audit Committee was comprised of Mr. Adler, Mr. Hartshorn, Mr. Lee and Mr. Dionisio. Each of these directors is an “independent director” as defined in the Nasdaq listing standards and in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that Mr. Adler is an “audit committee financial expert,” as such term is defined in Regulation S-K, Item 407(d)(5) promulgated under the Securities Exchange Act of 1934, as amended. The Audit Committee operates under a written charter adopted by our Board of Directors. A copy of the Charter can be viewed under the heading “Investor Relations” on the Company’s website at www.cci.edu. The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company’s independent auditors, consulting with the Company’s independent auditors and retaining the Company’s independent auditors. The Audit Committee met four times during the fiscal year ended June 30, 2009. Each member of the Audit Committee who was a member at the time of such meetings attended at least 75% of all such meetings, either telephonically or in person.

Compensation Committee. The Compensation Committee is currently comprised of Ms. Kane, Ms. Skladany, Mr. St. Pierre and Mr. Dionisio. The Compensation Committee operates under a written charter adopted by our Board of Directors, a copy of which is available on the Company’s website at www.cci.edu under the heading “Investor Relations.” The Compensation Committee has the authority to supervise all of the matters related to the compensation of executive officers of the Company, including determining policies and practices, changes in compensation and benefits for management, and all other matters relating to executive compensation. The Compensation Committee also administers the Company’s 1998 Performance Award Plan, as amended, the Company’s 2003 Performance Award Plan, as amended, the Company’s 2004 New-Hire Award Plan and the Company’s Employee Stock Purchase Plan.

The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate. The Compensation Committee currently has no such subcommittees and has no current intention to delegate any of its authority to any subcommittee. The Company’s executive officers, including the Named Executive Officers (as identified below), do not have any role in setting the form or amount of compensation paid to the Named Executive Officers and other senior executive officers. However, the Company’s Chief Executive Officer does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers, in some instances after receiving input from other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. During fiscal 2009, the Compensation Committee retained the services of Steven Hall & Partners (“SHP”) as its independent compensation consultants to provide advice in determining certain compensation matters for the Company’s senior executive officers.

The Compensation Committee met seven times during the fiscal year ended June 30, 2009. Each member of the Compensation Committee who was a member at the time of such meetings attended at least 75% of all such meetings, either telephonically or in person.

Nominating and Corporate Governance Committee. From the beginning of fiscal 2009 through January 30, 2009, the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board was comprised of Ms. Skladany, Mr. Adler, Mr. Lee, Mr. St. Pierre and Mr. Sullivan (Mr. Sullivan was appointed to the Nominating Committee in August 2008). After January 30, 2009 through the end of fiscal year 2009, the Nominating Committee had four members: Ms. Skladany, Mr. Hartshorn, Mr. St. Pierre and Mr. Sullivan. Each of these directors is an “independent director” as defined in applicable Nasdaq rules. The Nominating Committee operates under a written charter adopted by our Board of Directors, a copy of which is available on the Company’s website at www.cci.edu under the heading “Investor Relations.” The Nominating Committee’s functions include identifying qualified individuals to become Board members, recommending the composition of the Board of Directors’ committees, monitoring a process to assess Board effectiveness, and reviewing and making recommendations regarding director compensation. The Nominating Committee met four times during the fiscal year ended June 30, 2009. Each member of the Nominating Committee who was a member at the time of such meetings attended at least 75% of all such meetings, either telephonically or in person.

In its assessment of potential board member candidates, the Nominating Committee reviews the nominees’ experience and independence, the current needs of the Board, and such other factors as the Nominating Committee may determine are pertinent at the time. The Nominating Committee will also take into account the ability of a person to devote the time and effort necessary to fulfill his or her responsibilities. Nominees may be suggested to the Nominating Committee by other directors, members of management, as well as by Company stockholders. The Nominating Committee also has in the past engaged third-party consultants to help identify and evaluate potential director nominees. In considering nominees to the Board, the Nominating Committee will select individuals who have the highest personal and professional integrity and who have demonstrated exceptional ability and judgment to be most effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders.

The Nominating Committee will consider stockholder recommendations for candidates to serve on the Board. The Nominating Committee’s evaluation does not vary based on whether or not a candidate is recommended by a stockholder. In order to provide the Nominating Committee time to evaluate candidates prior to submission to the stockholders for vote at the 2010 Annual Meeting, stockholders desiring to recommend a candidate must submit a recommendation to the Secretary of the Company at the Company’s corporate office no later than the close of business on August 17, 2010. The recommendation must contain the following: the name, residence and business address of the nominating stockholder; a representation that the stockholder is a record holder of Company stock or holds Company stock through a broker and the number of shares held; a representation as to whether or not the stockholder holds any derivative positions or has engaged in any hedging or other transactions that impacts voting power or economic interest with respect to the Company’s securities; information regarding each nominee which would be required to be included in a proxy statement, including a statement of the qualifications of the recommended person; a description of any arrangements or understandings between and among the stockholder and each nominee; and the written consent of each nominee to serve as a director, if elected.

Compliance Committee. The Board of Directors of the Company created a Compliance Committee in January 2009. The members of the Compliance Committee of the Board are Mr. Lee, Mr. Adler, Ms. Kane and Mr. Sullivan. Each of these directors is an “independent director” as defined in the applicable Nasdaq rules. The Compliance Committee operates under a written charter adopted by our Board of Directors. A copy of the

Charter can be viewed under the heading “Investor Relations” on the Company’s website at www.cci.edu. The Compliance Committee is responsible for reviewing the Company’s processes to ensure that an appropriate framework of policies, procedures, reporting, ethical standards and employee accountability is established and functioning to achieve regulatory compliance. This includes reviewing with management the appropriate allocation of resources to achieve the desired results and reviewing the Company’s efforts to nurture a culture of compliance and embed compliance awareness and accountability throughout the Company. The Compliance Committee met once during the fiscal year ended June 30, 2009. Each member of the Compliance Committee attended the meeting in person.

Stockholder Communications

Any stockholder wishing to communicate with the Board, or any individual director, may write to the Board of Directors or such individual director, as applicable, c/o the Corporate Secretary of the Company, at 6 Hutton Centre Drive, Suite 400, Santa Ana, California 92707. The Corporate Secretary will forward these communications directly to the individual director specified, or if none, to the Chairman of the Board.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all Corinthian employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and all other persons performing similar functions, which meets the requirements of Item 406 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. A copy of the Code can be viewed under the heading “Investor Relations” on the Company’s website at www.cci.edu.

Review and Approval of Transactions with Related Persons

The Company’s Code of Business Conduct and Ethics requires that all employees discuss any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest with the Company’s General Counsel, except in the case of the Company’s Chief Executive Officer, in which case such matter should be discussed with the chair of the Audit Committee. Additionally, executive officers and directors of the Company must not engage in any transaction with the Company unless it has been previously approved by the Audit Committee of the Board of Directors. For purposes of this rule, the term “transaction” does not include compensation which is approved by the Compensation Committee of the Board for services to the Company.

Transactions with Related Persons

The Company and its subsidiaries had no transactions, nor are there any currently proposed transactions, in which the Company or its subsidiaries was or is to be a participant, where the amount involved exceeded $120,000, and where any director or executive officer or any of their immediate family members had a material direct or indirect interest reportable under applicable SEC rules.

Corporate Governance Principles

The Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, has adopted Corporate Governance Principles to assist the Board in the discharge of its duties and to serve the interest of the Company and its stockholders. The Corporate Governance Principles can be viewed under the heading “Investor Relations” on the Company’s website at www.cci.edu.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Ms. Kane, Ms. Skladany, Mr. St. Pierre and Mr. Hartshorn. Mr. St. Pierre was Executive Vice President, Marketing & Admissions, of the Company until his retirement in June 2003. He has had no employment relationship with the Company since that time. No executive officer of the Company serves or has served as a member of the Compensation Committee or board of directors of any entity that employs or has employed any member or former member of the Compensation Committee of the Company.

Adverse Interests

Between July 21, 2004 and July 23, 2004, two derivative actions captioned Collet, Derivatively on behalf of Corinthian Colleges, Inc., v. David Moore, et al., and Davila, Derivatively on behalf of Corinthian Colleges, Inc., v. David Moore, et al., were filed in the Orange County California Superior Court against David Moore, Dennis Beal, Dennis Devereux, Beth Wilson, Mary Barry, Stan Mortensen, Bruce Deyong, Loyal Wilson, Jack Massimino, Linda Skladany, Paul St. Pierre, Michael Berry, and Anthony Digiovanni, and against the Company as a nominal defendant. Each individual defendant is one of the Company’s current or former officers and/or directors. The lawsuits allege breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, and violations of the California corporations’ code, essentially based on the same allegations of conduct complained of in the initial federal securities class action complaints. The Collet and Davila cases have now been consolidated into one action. A memorandum of understanding was executed by the parties resolving the Collet and Davila cases, pending court approval, for an immaterial amount of attorneys’ fees to be paid by the Company’s directors’ and officers’ insurance carrier to the plaintiffs’ lawyers, and with the Company agreeing to certain corporate governance matters. On August 6, 2009, the Court considered the parties’ motion for approval of the settlement and ordered further briefing on the fairness of the settlement and the proposed notice to stockholders.

On August 2, 2006, the Company was served with two virtually identical derivative complaints captioned Adolf, Derivatively on behalf of nominal defendant Corinthian Colleges, Inc., v. David Moore, et al., and, Gunkel, Derivatively on behalf of nominal defendant Corinthian Colleges, Inc., v. David Moore, et al. The complaints were filed in the Orange County California Superior Court against David Moore, Paul St. Pierre, Frank McCord, Dennis Devereux, Beth Wilson, Dennis Beal, Jack Massimino, Linda Skladany, and Hank Adler. Each individual defendant is one of the Company’s current or former officers and/or directors. The lawsuits allege breach of fiduciary duty and unjust enrichment by the individual defendants related to the Company’s past option grant practices. Three other similar derivative actions were filed in Federal District Court for the Central District of California, one entitled Pfeiffer, derivatively on behalf of Corinthian Colleges, Inc., v. David Moore, et al., the second entitled M. Alvin Edwards, III, derivatively on behalf of Corinthian Colleges, Inc., v. David Moore, et al. and the third entitled Lori Close, derivatively on behalf of Corinthian Colleges Inc., v. David Moore et al. The federal cases allege violation of the Securities and Exchange Act of 1934, violation of the California Corporations Code, unjust enrichment and return of unearned compensation, and breach of fiduciary duties, based on similar factual allegations to the Adolph and Gunkel cases. The Pfeiffer case is filed against the same defendants as the two state court cases. The Close and Edwards cases name the following individual defendants, all of whom are current and former directors and officers of the Company: Dave Moore, Jack Massimino, Ken Ord, William Murtagh, William Buchanan, Robert Owen, Stan Mortensen, Mark Pelesh, Mary Barry, Beth Wilson, Dennis Devereux, Paul St. Pierre, Alice Kane, Terry Hartshorn, Linda Skladany, Hank Adler, Loyal Wilson and Mike Berry. These matters have now been consolidated, and the parties have reached a settlement in which the Company agreed to certain corporate governance practices and the Company and its insurer agreed to pay the plaintiffs’ lawyers attorneys’ fees. The settlement is immaterial to the Company’s financial condition and results of operations. On September 21, 2009 the United States District Court for the Central District of California granted final approval of the settlement of these actions.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s officers (as defined under Section 16), directors and persons who beneficially own greater than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Commission. Based solely on a review of the forms it has received and those it has prepared on behalf of officers of the Company, the Company believes that during fiscal 2009 all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons, except that (i) the Company filed Forms 4, Statement of Changes in Beneficial Ownership, on behalf of Mr. St. Pierre, Ms. Wilson and Mr. Mortensen more than two days after the date on which the Compensation Committee approved the election of such persons to increase the exercise price of certain options previously granted to them, and (ii) the Company filed Forms 4, Statement of Changes in Beneficial Ownership, on behalf of Mr. Massimino and Ms. Wilson more than two days after Mr. Massimino and Ms. Wilson had shares withheld by the Company with respect to income taxes payable upon the vesting and delivery of shares of common stock underlying restricted stock units previously granted to them by the Company.

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by, or paid to the Company’s principal executive officer, principal financial officer, and the three other most-highly compensated individuals who served as executive officers of the Company at the end of its 2009 fiscal year. These five individuals are referred to as the “Named Executive Officers” in this Proxy Statement. The Company’s Named Executive Officers for fiscal 2009 are as follows:

Name	Title

Jack Massimino	Chief Executive Officer during fiscal year 2009; continues to serve as Executive Chairman of the Board

Peter Waller	President and Chief Operating Officer during fiscal year 2009; became Chief Executive Officer on July 1, 2009

Kenneth Ord	Executive Vice President and Chief Financial Officer

Beth Wilson	Executive Vice President

Mark Pelesh	Executive Vice President, Legislative and Regulatory Affairs

The Company’s executive compensation programs are determined and approved by the Board’s Compensation Committee. As contemplated by its Charter, the Compensation Committee annually evaluates the Chief Executive Officer’s compensation in light of corporate performance and the competitive labor market environment in which the Company competes for executive talent, and bases the Chief Executive Officer’s compensation, including salary, bonus, grants of equity compensation, perquisites and severance arrangements, upon such evaluations. The Compensation Committee also annually reviews and approves the compensation structure for the Company’s other executive officers, including the Named Executive Officers, by assessing the Company’s performance and the competitive labor market, and sets the annual compensation, including salary, bonus, and equity compensation grants, for such executive officers. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in setting the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of the Chief Executive Officer in setting the compensation levels for other executive officers.

Under its Charter, the Compensation Committee has the authority to hire independent consultants to advise it on executive compensation matters. During fiscal 2009, the Compensation Committee retained SHP as its independent consultant, and SHP has been in this role since that time. During this period, they have advised upon compensation matters regarding fiscal 2009 and fiscal 2010 program design and executive compensation levels. SHP has provided the Compensation Committee with advice on general compensation decisions and market trends, including setting compensation for the Company’s Chief Executive Officer and its Executive Chairman for its upcoming fiscal year 2010. During fiscal 2008, management retained Mercer LLC (“Mercer”), a compensation consultant, to provide consulting services regarding the Company’s overall compensation strategy. Since fiscal 2008 Mercer has provided advice regarding the compensation of executive officers, other than Jack Massimino in his role as Chief Executive Officer in fiscal 2009 and his role as Executive Chairman in fiscal 2010, as well as other non-executive compensation and benefit consulting services. In preparation for both fiscal 2009 and fiscal 2010, Mercer conducted an assessment of the compensation practices of the Company’s peers and advised the Company regarding salaries, short- and long-term incentives, internal pay equity considerations and stock ownership guidelines. SHP reviewed Mercer’s work and provided the Committee with advice on these matters as well. SHP has not at any time provided any services to the Company other than the consulting services provided in fiscal 2009 and 2010 to the Compensation Committee regarding executive compensation and the Nominating and Corporate Governance Committee regarding director compensation.

Executive Compensation Program Objectives and Elements

The Company’s current executive compensation programs are intended to help the Company achieve three fundamental objectives: (1) recruit and retain superior talent; (2) create a significant direct relationship between pay and performance; and (3) reinforce the alignment between executive officers’ and stockholders’ interests.

As described in more detail below, the material elements of our current executive compensation programs for Named Executive Officers consist of the following: a base salary, an annual cash bonus opportunity (referred to in the Summary Compensation Table below as “Non-Equity Incentive Plan Compensation”), a long-term equity incentive opportunity in the form of stock options and restricted stock units, perquisites, and severance and other benefits payable in connection with a termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below.

Compensation Element	Principal Compensation Objectives

Base Salary	• Provide competitive salary that rewards for day-to-day job performance

Annual Cash Bonus Opportunity	• Drive annual corporate financial results

Long-Term Equity Incentives	• Create alignment with stockholders, drive stockholder value, and provide retention

Perquisites	• Provide modest supplemental benefits to attract key talent

Severance and Other Benefits	• Ensure unbiased assessment of mergers and acquisitions activity and fair treatment in event of termination

The Compensation Committee has structured the Company’s compensation program so that it does not promote excessive risk taking. To strike a balance between rewarding performance and discouraging undue risk, the compensation program includes a number of features that subject the Named Executive Officers to long-term financial risks that are aligned with those faced by the Company and its stockholders. These features include substantial compensation tied to the Company’s stock, which rewards executives for long-term business results. Stock ownership guidelines also help ensure that a substantial portion of an executive’s wealth is tied to the Company’s long-term share value. The financial metric used to measure performance for purposes of determining annual incentive awards – operating income – reflects the Company’s overall business results, so that it does not encourage focus on some financial results over others. In addition, annual incentive awards are not payable if the Company has not met its regulatory compliance objectives at the time the award is payable.

Market Assessment

In setting compensation for fiscal 2009 and fiscal 2010, the Company’s management engaged Mercer to perform a market compensation assessment. In both years, Mercer assisted the Company in identifying peer groups of other publicly-traded companies to serve as reference points for competitive pay practices. In addition to peer company data, survey data was collected from both specialized for-profit education compensation surveys as well as general industry compensation surveys. Where possible, data was selected based on Corinthian’s revenue in order to reflect the compensation of executives at similarly sized companies. In both years, Mercer gathered peer and survey data for base salary, short-term incentive compensation, long-term incentive compensation and total direct compensation (consisting of annual base salary and short- and long-term incentive compensation) for each Named Executive Officer and other key executives.

To complete the compensation assessment for fiscal 2009, Mercer worked with the Company and the Compensation Committee to select peers in both the for-profit education sector and general industry. This approach provided a comprehensive understanding of the competitive market for executive talent. The fiscal 2009 general industry peer group included national companies of similar revenue size, business models, and operating characteristics, as well as a subset of similarly sized companies with differing business models located in Southern California. SHP provided input on the appropriateness of both the education and general industry peer groups. Specifically, in assessing fiscal 2009 compensation for executive officers, the Company utilized the following peer groups:

Fiscal 2009 Education Peers:

Company	Industry

• Apollo Group, Inc. • Career Education Corporation • DeVry Inc. • ITT Educational Services, Inc. • Lincoln Educational Services, Inc. • Strayer Education, Inc. • Universal Technical Institute, Inc.	• Education Services • Education Services • Education Services • Education Services • Education Services • Education Services • Education Services

Fiscal 2009 General Industry Peers:

Company	Industry

•   Apria Healthcare

•   Advanced Medical Optics

•   Carl Karcher Restaurants

•   Cheesecake Factory

•   Downey Financial Corp.

•   Firstfed Financial Corp.

•   Gymboree Corp.

•   Kaiser Aluminum

•   Pacific Sunwear

•   P.F. Chang’s China Bistro

•   Quality Systems

•   Quest Software

•   Resources Connection

•   Sun Healthcare Group

•   VCA Antech

•   Healthcare Services

•   Health Care Equipment

•   Restaurants

•   Restaurants

•   Thrifts and Mortgage Finance

•   Thrifts and Mortgage Finance

•   Apparel Retail

•   Aluminum

•   Apparel Retail

•   Restaurants

•   Systems Software

•   Application Software

•   Human Resources & Employment Services

•   Health Care Facilities

•   Health Care Facilities

The chart below compares the Company’s revenue and market capitalization to the median revenue and market capitalization for its 2009 education peer group and general industry peer group. Revenue is based upon the four most recent fiscal quarters ending on June 30, 2008 and market capitalization as of June 30, 2008.

	Corinthian	Education Peer Group Median	General Industry Peer Group Median

Revenue Market Capitalization	$1,069 million $988 million	$930 million $2,972 million	$1,200 million $824 million

In setting fiscal 2010 compensation, the Company and Mercer refined the Company’s peer groups with SHP’s input. The Company added two peers in the Education Services industry, so that its peer groups included the following education companies:

Company	Industry

•   Apollo Group, Inc.

•   Capella Education Company

•   Career Education Corporation

•   DeVry Inc.

•   Education Management Corporation

•   ITT Educational Services, Inc.

•   Lincoln Educational Services, Inc.

•   Strayer Education, Inc.

•   Universal Technical Institute, Inc.

• Education Services • Education Services • Education Services • Education Services • Education Services • Education Services • Education Services • Education Services • Education Services

In choosing general industry peers for fiscal 2010, the Company first excluded those fiscal 2009 peers that were no longer stand-alone public companies (Apria Healthcare, Downey Financial Corp., and Firstfed Financial Corp.). It was then determined that, moving forward, the number of general industry peers should roughly balance the number of education peers so that resulting analyses would reflect a balance between education and general industry data. Revenue size, business model, and operating characteristics were then selected as the primary criteria for peer screening. Given these primary screening characteristics, California-based peers used in fiscal 2009 whose business models were less similar to Corinthian’s were removed from the fiscal 2010 peer group. Those peers included in the fiscal 2009 general industry peer group who met the Company’s primary screening characteristics were maintained and supplemented by two additional peers that also met these criteria: Hot Topic and LifePoint Hospitals As in fiscal 2009, where possible, peers located in the same geographic region were included, but in selecting 2010 peers geography was a secondary consideration. Ultimately, the following general industry peers were selected for purposes of assessing fiscal 2010 executive compensation levels:

Company	Industry

• Carl Karcher Restaurants • Cheesecake Factory • Gymboree Corp. • Hot Topic • LifePoint Hospitals • P.F. Chang’s China Bistro, Inc. • Skilled Healthcare Group • Sun Healthcare Group • VCA Antech	• Restaurants • Restaurants • Apparel Retail • Apparel Retail • Healthcare Facilities • Restaurants • Healthcare Facilities • Healthcare Facilities • Healthcare Facilities

The chart below compares the Company’s revenue and market capitalization to the median revenue and market capitalization for its 2010 education peer group and general industry peer group. Revenue is based upon the four most recent fiscal quarters ending on June 30, 2009 and market capitalization is as of June 30, 2009.

	Corinthian	Education Peer Group Median	General Industry Peer Group Median

Revenue Market Capitalization	$1,308 million $1,473 million	$1,139 million $2,649 million	$1,296 million $760 million

When setting fiscal 2009 compensation levels, the Compensation Committee had not yet established market positioning guidelines for executive compensation. Named Executive Officer compensation was therefore compared to market data to confirm that each top executive’s total direct compensation was generally within the competitive range based on peer and survey analysis. Once the Committee had confirmed that Named Executive Officer compensation was within the competitive range, it considered the positive financial and operating performance of the Company during fiscal 2008. Taking that performance into account, the Committee determined to apply a four percent cost-of-living increase to each executive’s base salary. Other aspects of Named Executive Officer compensation were not changed from fiscal 2008 to fiscal 2009.

Prior to setting fiscal 2010 compensation, the Compensation Committee discussed and more fully articulated its overall compensation philosophy, including desired market positioning. In establishing this compensation philosophy, the Committee noted that the Company had recruited executive talent from larger and more well-established companies over the past several years and had intentionally set the total direct compensation at levels necessary to attract such executives. In some cases, the targeted compensation levels for these executives have been above the 75th percentile for similar positions at peer companies. Prospectively, however, the Compensation Committee has determined that it will generally target total direct compensation for its executives to be between the 50th and 75th percentiles of the competitive market.

The Company believes that its 2010 annual cash bonus performance targets are aggressive. If the Company’s performance significantly exceeds those targets, the Company expects that its financial performance would be superior to that of its peers. In that case, the Committee expects that total direct compensation actually received by its Named Executive Officers would exceed the 75th percentile of its peers. Conversely, where the Company fails to meet objectives established by the Board and the Compensation Committee, the Named Executive Officers’ actual compensation received would be expected to fall below the market positioning guidelines.

Additionally, the Committee determined that the Company’s most senior executives should have a majority of their total direct compensation be variable, performance-based, and/or tied to stockholder returns. Although the Committee has not defined specific targets for allocating between long-term and currently-paid compensation, or between cash and non-cash compensation, the Committee believes the current mix between these compensation elements appropriately achieves the Company’s compensation objectives. In keeping with this philosophy, more than fifty percent of the Company’s key executives’ targeted total direct compensation is variable and is tied to the Company’s short-term financial performance or long-term stockholder returns. This variable and performance-based compensation is delivered in the form of (i) one-year cash bonus plans that constitute a large percentage of executives’ total targeted cash compensation, and (ii) equity awards that constitute all of the executives’ long-term compensation.

Fiscal Year 2009 Company Performance and Compensation, and Changes for Fiscal 2010

Fiscal 2009 Company Performance

During fiscal 2009, the Company’s operational performance was exceptional compared to its peer group – even compared to education peers whose performance experienced strong growth as a result of the deteriorating economy. The Company outpaced its industry peers in the growth of its operating income and total stockholder return, and showed continued steady improvement in its operating income margins. The Company’s fiscal 2009 results also were exceptional relative to its annual bonus performance targets set at the beginning of the year.

Fiscal 2009 Compensation Decisions and Fiscal 2010 Compensation Plan Changes

As noted above, the executive compensation structure in place for fiscal year 2008 did not substantively change in fiscal 2009. However, there were substantive changes to the composition of the Company’s executive team at the end of fiscal 2009. At the close of fiscal year 2009, Jack Massimino resigned as the Company’s Chief Executive Officer and became its Executive Chairman of the Board. Peter Waller, the Company’s President and

Chief Operating Officer, was promoted to Chief Executive Officer. Matthew Ouimet, the Company’s Executive Vice President, Operations who was hired during fiscal 2009, succeeded Mr. Waller as the Company’s President and Chief Operating Officer at the beginning of fiscal year 2010.

The Company is consistently evaluating and refining its executive compensation programs to ensure optimal support of its compensation objectives. To this end, the Company completed a thorough review of its executive compensation program design prior to fiscal 2010 and, following advice and input from both Mercer and SHP, made select changes to its programs for fiscal year 2010.

Base Salary

While each of the Named Executive Officers received an increase in annual base salary at the start of fiscal 2009, there were no such increases for fiscal 2010, with the exception of Mr. Waller, who received an increase in compensation in recognition of his promotion to Chief Executive Officer. The decision to hold executives’ base salaries constant was made in order to begin to bring overall target compensation into line with the Committee’s newly articulated compensation philosophy and to emphasize variable, performance-based compensation as opposed to fixed compensation for the Company’s executives.

Annual Cash Bonus

Target bonuses for the Named Executive Officers (which are established as a percentage of base salary), were reduced twice in the prior four years in order to more closely align target bonus levels with market practice. In light of these changes over the past several years, these target levels were left unchanged for fiscal 2009 and 2010.

At the outset of fiscal 2009, and for purposes of determining targeted fiscal 2009 executive officer bonuses, the Company set an operating income target for fiscal 2009 of $89.6 million, or 100% above actual operating income for fiscal 2008. The Company significantly over-achieved this target, achieving operating income of $119.3 million, or 133% of target. In addition, the regulatory compliance gate was met. Accordingly, payouts under the annual incentive program reached their maximum level—200% of the target bonus—as per the program design which provided for maximum payout when the Company achieved at least 130% of its bonus target. For fiscal 2010, target and maximum bonus opportunities will remain unchanged for the Named Executive Officers, except for Mr. Waller, who received an increase in his bonus opportunity in recognition of his promotion to Chief Executive Officer as described below. As in fiscal 2009, bonus payouts for fiscal 2010 will be determined based on achievement of an operating income goal and regulatory compliance gate established at the beginning of the fiscal year. The regulatory compliance “gate” is a condition that requires the Company’s schools, on average, to achieve a specified internally-tracked compliance score, as determined by the Company’s internal audit department, and must be achieved for any annual incentive to be paid to key executives. The Compensation Committee considers the operating income growth targets set for fiscal 2010 to be challenging, and believes that should the Company achieve this growth objective, it is likely to substantially outperform its education industry peers. In light of the dramatic increase in operating income achieved in fiscal 2009, and the aggressive targets for operating income growth for fiscal 2010, the Committee also slightly reduced the percentage of overachievement—but not the absolute dollar amount—necessary for executives to be awarded the maximum bonus.

Long-Term Incentive Compensation

The long-term incentive compensation program is comprised of grants of restricted stock units (“RSUs”) and options to purchase shares of the Company’s stock. For fiscal year 2009, Named Executive Officers received stock options as their long term incentive award. RSU grants previously contemplated for fiscal year 2009 were instead granted in March 2008 to provide a retention incentive for employees at a time when most outstanding options were significantly underwater. These RSUs are reflected in the executive compensation tables for fiscal year 2008. In fiscal year 2010, the Company returned to granting both options and RSUs.

Additionally, for fiscal 2010 and moving forward, the Company has shifted to “value-based” long-term incentive compensation guidelines, as opposed to the “share-based” guidelines previously employed. Value-based or dollar-denominated long-term incentive compensation increases the transparency of the actual amount of equity granted, and allows the Company greater control of its long-term incentive compensation expense. Through the implementation of the value-based approach, the Company granted a lesser number of stock options and RSUs related to its fiscal 2010 annual grant, in the aggregate, when compared to the level indicated by its previous program structure. In addition to shifting to value-based guidelines in fiscal 2010, the Company also crafted the guidelines to allow for the future granting of more differentiated individual equity awards based on role criticality and individual performance of each eligible employee.

Finally, in fiscal 2010, the Compensation Committee also established stock ownership guidelines for executive officers. These guidelines will apply to all of the Company’s Division Presidents, Senior Vice Presidents, Executive Vice Presidents, the Chief Operating Officer and the Chief Executive Officer, and are intended to further align the interests of management with the Company’s stockholders. Stock ownership guidelines are value-based, and will be denominated as a multiple of each executive’s annual base salary, depending on executive level. Additional details on the executive stock ownership guidelines are provided below.

Executive Compensation Elements

Base Salaries

For fiscal 2009, each of the Named Executive Officers received a cost-of-living increase in annual base salary compared to fiscal 2008. As noted above, in order to begin to bring overall target compensation into line with the Committee’s newly articulated compensation philosophy and to shift the emphasis of our executive pay mix towards variable compensation, the Named Executive Officers did not receive base salary increases at the start of fiscal 2010 (with the exception of Mr. Waller, who received an increase in base salary in connection with his promotion to the Chief Executive Officer position). Base salary movement between fiscal 2008 and fiscal 2010 was as follows:

Named Executive Officer	Fiscal 2008 Base Salary($)	Fiscal 2009 Base Salary($)	Percentage Increase	Fiscal 2010 Base Salary($)	Percentage Increase
Jack Massimino	800,000	832,000	4%	832,000	0%
Peter Waller	475,000	494,000	4%	650,000	31.5%
Kenneth Ord	425,000	442,000	4%	442.000	0%
Beth Wilson	397,164	413,051	4%	413,051	0%
Mark Pelesh	303,389	315,525	4%	315,525	0%

Annual Cash Bonus

None of the Company’s executive officers, including the Named Executive Officers, is entitled to a guaranteed or minimum annual bonus. Instead, annual bonuses for the executive officers are based upon the Company’s performance relative to pre-established Company targets for the fiscal year. Each executive is accorded a target bonus opportunity by the Compensation Committee that is expressed as a percentage of the executive’s base salary. In addition, the Committee retains the right to reduce or eliminate bonus payments in its discretion.

The Compensation Committee has considered various financial and operating metrics for the purposes of establishing annual incentive targets. For the past two fiscal years, 2008 and 2009, the Compensation Committee established operating income goals and a regulatory compliance “gate” for the Company for purposes of calculating the executive officers’ bonuses. The Compensation Committee believes that growth in operating income is the most appropriate measure to align the Company’s business strategies and financial objectives with those of the stockholders, and has also added a regulatory compliance gate to encourage management to mitigate risk and exercise careful oversight of the Company’s complex regulatory environment. The regulatory compliance “gate” is a condition that requires the Company’s schools, on average, to achieve a specified internally-tracked compliance score, as determined by the Company’s internal audit department, and must be achieved for any annual incentive to be paid to key executives. The Company continued to utilize regulatory compliance and operating income growth in setting annual incentive targets for fiscal 2010.

At the time the Company’s performance objectives were set for fiscal 2009, the Compensation Committee believed that the targets for operating income growth would be met only if the Company performed at a high level throughout the year, as the operating income target for the Company was $89.6 million, or twice the Company’s actual operating income for fiscal 2008. For fiscal 2009, the Compensation Committee set Mr. Massimino’s target bonus at 115% of his annual base salary, Mr. Waller’s at 100% of his annual base salary, and the target bonuses for each of the other Named Executive Officers at 75% of the executive’s base salary. The maximum bonus amount for each Named Executive Officer was 200% of his or her target bonus. While target bonus levels for fiscal year 2009 were held flat, the effect of the 4% increase in base salary was to increase the dollar amount of the annual incentive opportunity by 4% as well.

In order for each Named Executive Officer to receive 100% of his or her target bonus for fiscal 2009, the Company had to meet a pre-determined regulatory compliance gate and achieve 100% of the Company’s operating profit goal of $89.6 million. If the Company met the regulatory compliance gate, bonus payouts would be made at the following percentages of each executive’s bonus target, based upon the Company’s fiscal 2009 operating income achievement:

Company 2009 Operating Income Achievement ($, in millions)	Percent of Targeted Operating Income Achievement (%)	Percent of Executive’s Bonus Target Payout Level (%)
< 80.6	< 90	0
80.6	90	40
89.6	100	100
116.5	130	200
> 116.5	> 130	200

At the end of the fiscal year, the Compensation Committee determined that the Company met its regulatory compliance gate and achieved operating income of $119.3 million, or 133% of its stated goal. Payouts under the annual incentive program reached their maximum level, 200% of the target bonus, as follows:

Name	Fiscal 2009 Base Salary ($)	Fiscal 2009 Bonus Target, as a % of Salary (%)	Target Bonus ($)	Payout Level Based on Achievement (%)	Fiscal 2009 Cash Bonus ($)
Jack Massimino	832,000	115	956,800	200	1,913,600
Peter Waller	494,000	100	494,000	200	988,000
Kenneth S. Ord	442,000	75	331,500	200	663,000
Beth Wilson	413,051	75	309,788	200	619,577
Mark Pelesh	315,525	75	236,644	200	473,288

For fiscal 2010, Named Executive Officers’ bonus targets will remain the same, except that Mr. Waller’s bonus target was increased for fiscal 2010 in recognition of his promotion to Chief Executive Officer. However, in light of the dramatic increase in operating income achieved in fiscal 2009 and the aggressive targets for operating income growth for fiscal 2010, the Committee also slightly reduced the percentage of overachievement – but not the absolute dollar amount – necessary for executives to be awarded the maximum bonus. The Committee believes that the operating income growth targets set for the Company for fiscal 2010 would represent performance at a level that is likely to exceed that of a majority of its direct education industry peers.

Long-Term Equity Incentive Awards

The Compensation Committee believes that long-term equity incentive awards should be a significant component of the Named Executive Officers’ total compensation. Additionally, the Committee believes that awarding a combination of options and restricted stock units appropriately balances emphasis on performance and retention. In the case of executives, annual equity awards have been historically heavily weighted towards options so that the majority of executives’ equity compensation is earned only if the stock price rises. At the same time, RSUs have been used to provide a modest amount of retention value during periods of market volatility, while also tying executives’ compensation to stockholder returns. This design supports the Compensation Committee’s objectives of alignment with stockholders’ interests, retention of key talent, and pay for performance. Therefore, annual equity grants for Named Executive Officers, including the fiscal 2010 grant, will be comprised of 70% options and 30% RSUs determined on a value basis. As noted above, in fiscal 2009, Named Executive Officers received only stock options as their long-term incentive award. The RSU grants intended for fiscal 2009 were awarded in March 2008 in order to support talent retention.

Historically, the Company has granted its executives and other equity-eligible employees a consistent number of shares based on employee level. At the start of fiscal 2010, the Company implemented a “value-based” or dollar-denominated approach which provides guidelines for determining the annual value of equity awards expressed as a percentage of base salary. As in the Company’s annual incentive plan, the target percentage of base salary is determined by the employees’ level within the organization. By setting individual equity targets award levels as a percentage of base salary, the Company is able to more effectively manage pay mix and drive desired performance focus and outcomes. One effect of this change in policy, which the Committee will take into account, is that increases in base salary will result in an equal percentage increase in the guideline value of equity grants that follow any base salary increase in order to maintain the pay mix relationship. Also, the value-based guidelines are sufficiently broad that individual awards for eligible employees, including Named Executive Officers, can in the future be differentiated based on such factors as individual performance, potential and retention. As part of this refinement to the equity program, the Compensation Committee plans to exercise its judgment in increasing or decreasing the total equity pool size from year to year based upon a variety of factors, including the Company’s operational performance compared to its previously-determined objectives and compared to the performance of its education industry peers, as well as overall share usage.

Perquisites and Retirement Benefits

The Company provides certain limited perquisites and retirement benefits to the Named Executive Officers in order to assist in retention and enhance the competitiveness of its overall compensation program. Perquisites provided to Named Executive Officers consist of an automobile allowance and Company-paid premiums for health insurance coverage under the Company’s executive health plan. The Company also provides retirement benefits in the form of matching contributions to the executives’ accounts under the Company’s 401(k) plan and deferred compensation plan. The Company believes that these perquisites and retirement benefits are a way to provide the Named Executive Officers with a relatively modest level of additional compensation that supplements their other compensation opportunities. These modest benefits were considered by the Committee, but specific benchmarking of perquisites and retirement benefits at peer companies was not undertaken. The perquisites and retirement benefits provided to each Named Executive Officer in fiscal 2009 are reported in the table below entitled “Summary Compensation,” and are explained in more detail in the footnotes thereto.

Severance and Other Benefits

The Company believes that severance protections can play a valuable role in recruiting and retaining superior talent. In the labor market for executive talent and the post-secondary education industry in which the Company compete, executives are commonly being recruited by more established companies and by start-up ventures. Severance and other termination benefits are an effective way to offer executives financial security to encourage them to forego opportunities with other companies. Outside of the change in control context, severance benefits are payable to the Named Executive Officers under their employment agreements if their employment is involuntarily terminated by the Company without cause, or if the Named Executive Officers terminate their own employment for a good reason as defined in each of their employment agreements. The good reason definition in each Named Executive Officer’s employment agreement would entitle the officer to severance benefits if the Company materially reduces or diminishes the officer’s compensation, position or work location in a manner that would result in a constructive termination of that Named Executive Officer’s employment. The level of each Named Executive Officer’s severance is generally a specified multiple of his or her respective targeted annual cash compensation.

Additionally, the Named Executive Officers would receive enhanced severance and other benefits if their employment terminated under certain circumstances in connection with a change in control of the Company, which benefits are described in detail under the heading “Employment, Severance, and Potential Change in Control Payments” below. The Company believes these enhanced severance benefits are appropriate because the occurrence, or potential occurrence, of a change in control transaction would likely create uncertainty regarding the continued employment of each Named Executive Officer, and these enhanced severance protections encourage the Named Executive Officers to remain employed with the Company through the change in control process and to focus on stockholders’ interests during the change in control. Additionally, these protections are intended to put the Named Executive Officers in a position to evaluate possible business combination transactions that would benefit the Company and stockholders even though the possibility exists that such a combination might result in the loss of the executive’s job.

In addition to the enhanced severance benefits described above, upon the occurrence of a change in control in which the Company does not survive or the Company’s common stock ceases to be publicly traded, all outstanding equity awards, including 100% of each Named Executive Officer’s outstanding unvested stock options and restricted stock unit awards, would become fully vested. Additionally, even if the Company were the surviving entity and its stock continued to be publicly traded, the Named Executive Officers’ unvested stock options and restricted stock units would vest if their employment is involuntarily terminated by the Company without cause, or if the Named Executive Officer terminated his or her own employment for good reason, in anticipation of, or within twelve months after such change in control, as described below under the heading “Employment, Severance, and Potential Change in Control Payments”. The Company believes this accelerated vesting is appropriate given the importance of long-term equity awards in its executive compensation program and the uncertainty regarding the continued employment of Named Executive Officers that typically occurs in a change in control context. The Company’s view is that this vesting protection helps assure the Named Executive Officers that they will not lose the expected value of their past option grants and restricted stock unit awards because of a change in control of the Company.

Chief Executive Officer Compensation

During fiscal 2009 and the start of fiscal 2010, the Board continued to implement its multi-year management succession plan. Mr. Waller, who had been the Company’s President and Chief Operating Officer since he was hired in fiscal 2006, was promoted to Chief Executive Officer effective the first day of fiscal year 2010. In setting Mr. Waller’s compensation levels as CEO, the Compensation Committee considered several factors, including Mr. Waller’s more than thirty years of leadership experience in marketing and operations of large, multinational, consumer-oriented organizations such as Procter and Gamble, PepsiCo and Taco Bell and his sustained, exceptional performance as Corinthian’s Chief Operating Officer. The Compensation Committee also took into account the compensation level of the outgoing CEO, Jack Massimino and peer and survey market data for non-Chairman Chief Executive Officers. After considering these multiple factors and carefully reviewing competitive compensation information, the Committee ultimately determined that Mr. Waller’s total direct compensation should fall within the market 50th and 75th percentiles as stated in the Company’s newly articulated compensation guidelines. In designing his compensation package, the Committee elected to set his base salary below the stated compensation benchmarks, while bringing his total direct compensation within the targeted range through his incentive award opportunities. This overall compensation package is consistent with the company’s pay-for-performance philosophy. Therefore, for fiscal 2010 the Compensation Committee increased Mr. Waller’s base salary to $650,000, and increased his bonus target to 115% of his annual base salary.

With respect to long-term incentive compensation, Mr. Waller received an equity grant, comprised of both RSUs and options to purchase common stock of the Company with a grant date fair value of $1,400,000, or approximately 215% of his annual base salary, to encourage his focus on long-term performance and alignment with the Company’s stockholders. These grants vest over three years. He also received an additional one-time equity grant in connection with his promotion to Chief Executive Officer, for retention, motivation, and to increase his direct alignment with stockholder interests through significant equity holdings. The grant was comprised of both RSUs and options to purchase common stock of the Company, with a grant date fair value of $1,000,000. These equity awards vest 50% on the second anniversary of the grant date, another 25% on the third anniversary of the grant date, and the final 25% on the fourth anniversary of the grant date. Excluding the one-time promotion grant, Mr. Waller’s total direct compensation would fall below the market 50th percentile. Including this grant, his total direct compensation meets the Compensation Committee’s articulated guidelines.

Effective the first day of fiscal 2010, Mr. Massimino, who had been the Company’s Chief Executive Officer since November 2004, stepped down from that role, but continued to serve as Chairman of the Board in an executive officer capacity. In his new role as Executive Chairman, Mr. Massimino will focus on legislative affairs, education industry reputation and acquisitions, as well as working closely and collaborating with the Company’s management and Board of Directors on the Company’s long-term strategic plan. Recognizing his experience and the value that he will contribute during fiscal 2010, to ensure his retention during this transitional time for the Company and based upon SHP’s general market observations and recommendations, the Compensation Committee maintained Mr. Massimino’s base salary and bonus target percentage constant at their fiscal 2009 levels. However, the Compensation Committee decreased the value of Mr. Massimino’s long-term incentive compensation award to 1/3 of the value of his 2009 option award and his March 2008 RSU award, 100% of which will vest on the first anniversary of the grant date.

Executive Stock Ownership Guidelines

As noted above, the Company implemented executive stock ownership guidelines at the start of fiscal 2010 in order to further align executive and stockholder interests. Consistent with market practices and the Company’s compensation objectives, the ownership guidelines will apply to all Senior Vice Presidents and Division Presidents, Executive Vice Presidents, the Chief Operating Officer and the Chief Executive Officer. Only fully-owned shares will count for purposes of complying with the ownership guideline, which have been established as follows:

•	The target ownership guideline for the Chief Executive Officer is three times (3x) base salary;

•	The target ownership guideline for the Chief Operating Officer, all Executive Vice Presidents, and certain Senior Vice Presidents is two times (2x) base salary; and

•	The target ownership guideline for all other Senior Vice Presidents and Division Presidents is one times (1x) base salary.

The guidelines establish no minimum time in which to achieve the targeted ownership levels, but restrict the amount of equity compensation which can be sold by covered officers until the guideline is achieved. The restrictions apply to all equity awards which vest after September 1, 2009, and prohibit an officer from selling more than 50% of any net shares received, after the payment of taxes, and, in the case of options, the payment of the exercise price for the options, until the ownership target is reached. The Board retains the discretion to relax or modify the guidelines, for instance in connection with scheduled retirements or other events.

Section 162(m) Policy

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and certain of its other executive officers. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if certain other requirements are met.

Current base salary, vesting of restricted stock units and non-performance-related bonuses, if any, for fiscal 2009 are not expected to materially exceed the Section 162(m) limit. The Company has intended to structure stock option grants and annual cash bonus opportunity incentives (referred to in the tables below as “Non-Equity Incentive Plan Compensation”) to the Company’s executive officers as qualifying performance-based compensation for Section 162(m) purposes. However, because of ambiguities, uncertainties and complexities as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible. The Company’s restricted stock unit awards are not, however, qualifying performance-based compensation for Section 162(m) purposes. In granting restricted stock units, the Company has and will continue to consider the possibility that all or a portion of the grants may not be deductible by the Company to the extent that the income realized by the recipient of the grant in connection with the vesting of the award, when combined with other compensation paid to the executive officer in that year that does not satisfy the performance-based rules of Section 162(m), would exceed the $1,000,000 limit under Section 162(m). The Company reserves the authority to award non-deductible compensation in such circumstances as it deems appropriate.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for its 2009 Annual Meeting of Stockholders. This report is provided by the following independent directors who comprise the Committee:

COMPENSATION COMMITTEE

Alice T. Kane (Chair)

Linda Arey Skladany

Paul R. St. Pierre

John Dionisio

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY’S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE BY REFERENCE PREVIOUS OR FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

SUMMARY COMPENSATION TABLE

The following table presents information regarding the compensation of our Named Officers for services rendered during fiscal years ended June 30, 2009, June 30, 2008 and June 30, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)		(f)	(g)	(i)	(j)
Jack Massimino(3)	2009	832,000	-0-	262,333		1,489,955	1,913,600	32,138	4,530,026
Executive Chairman and former Chief Executive Officer	2008 2007	800,000 800,000	-0- -0-	389,245 338,064		1,082,081 327,202	1,119,333 -0-	26,251 26,732	3,416,910 1,491,998

Peter Waller(4)	2009	494,000	-0-	199,571		650,054	988,000	50,062	2,381,687
Chief Executive Officer	2008	475,000	-0-	174,535		551,915	577,917	30,368	1,809,735
	2007	433,500	-0-	122,452		432,627	-0-	32,936	1,021,515

Kenneth S. Ord	2009	442,000	-0-	132,114		302,607	663,000	28,210	1,567,931
Executive Vice President and Chief Financial Officer	2008 2007	425,000 371,280	-0- -0-	131,323 92,322		228,206 139,529	387,813 -0-	26,251 26,732	1,198,593 629,662

Beth Wilson	2009	413,051	-0-	51,127		332,176	619,577	37,167	1,453,098
Executive Vice President	2008 2007	397,164 381,888	-0- -0-	29,095 211,055	(5) (5)	402,806 314,050	362,412 -0-	32,500 35,192	1,223,977 942,185

Mark Pelesh	2009	315,525	-0-	106,796		344,183	473,288	49,843	1,289,635
Executive Vice President, Legislative & Regulatory Affairs	2008 2007	303,389 291,720	-0- -0-	121,003 82,122		473,741 384,945	264,517 54,698	37,521 40,137	1,200,171 853,622

(1)	Amounts for fiscal year 2009 shown in Columns (e) and (f) do not reflect whether the recipient has actually realized a financial benefit from the awards (such as by exercising stock options). Rather, these amounts represent the dollar amount recognized for financial statement reporting purposes with respect to the particular fiscal year for the fair value of restricted stock units (column (e)) and stock options (column (f)) granted to the Named Executive Officers during that fiscal year and prior years. The fair value of stock options was estimated using the Black-Scholes option pricing model in accordance with SFAS 123R. Pursuant to the rules of the Commission, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No equity-based awards were forfeited by any of the Named Executive Officers during fiscal 2009. For a discussion of the assumptions and methodologies used to calculate the amounts reported in column (f), please see the discussions contained in Note 7 (Common Stockholders’ Equity) to the Company’s Consolidated Financial Statements included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, which note is incorporated herein by reference. See also the table below entitled “Grants of Plan-Based Awards in Fiscal 2009” for a detailed description of restricted stock units and stock option awards granted during fiscal year 2009.

(2)	For fiscal year 2009, the amount reported in Column (i) for Mr. Massimino consists of an automobile allowance of $12,220 and Company-paid medical, dental and vision premiums and cost reimbursement under an executive medical plan of $19,918. The amount reported for Mr. Waller consist of an automobile allowance of $12,220, Company-paid deferred compensation plan match contributions of $11,400 and Company-paid medical, dental and vision premiums and cost reimbursement under an executive medical plan of $26,442. The amounts reported for Mr. Ord consist of an automobile allowance of $12,220 and Company-paid medical, dental and vision premiums and cost reimbursement under an executive medical plan of $15,990. The amounts reported for Ms. Wilson consist of an automobile allowance of $12,220, Company-paid 401(k) matching contributions of $8,682, and Company-paid medical, dental and vision premiums and cost reimbursement under an executive medical plan of $16,265. The amounts reported for Mr. Pelesh consist of an automobile allowance of $12,220, Company-paid 401(k) matching contributions of $3,994, Company-paid deferred compensation plan match contribution of $7,281 and Company-paid medical, dental and vision premiums and cost reimbursement under an executive medical plan of $26,348.

(3)	Mr. Massimino was the Company’s Chief Executive Officer during all of fiscal 2009. Effective July 1, 2009, he resigned that position, but remains the Company’s Executive Chairman of the Board.

(4)	Mr. Waller became the Company’s Chief Executive Officer effective July 1, 2009. For all of fiscal year 2009, ending on June 30, 2009, he was the Company’s President and Chief Operating Officer.

(5)	The Company’s 2003 Performance Award Plan provides that an employee is eligible to “retire” when the employee is either (i) 65 years old, or (ii) 55 years old with at least ten years of service to the Company. Under the terms of certain restricted stock unit awards (“RSUs”) granted prior to August 2007, RSUs vest at the time of retirement even though the employee would remain subject to time-based vesting for such RSUs while employed by the Company. For those RSUs, when an employee becomes eligible to retire, even though the retirement has not actually occurred, FAS 123R requires the Company to immediately recognize the financial statement expense associated with the RSUs that would vest if the employee did retire, since the award is no longer strictly subject to time-based vesting requirements. For purposes of RSUs granted prior to August 2007, Ms. Wilson became eligible to “retire” when she turned 55 during fiscal 2007. She is the only Named Executive Officer eligible to retire under the 2003 Plan with equity awards that would vest on such retirement. Accordingly, the stock award expenses for RSUs granted prior to August 2007 for Ms. Wilson reflect the impact of such hypothetical accelerated vesting because she became eligible to retire when she turned 55 years old in fiscal 2007. While she continues to be employed by the Company, her RSUs retain their time-based vesting characteristics.

Compensation of Named Executive Officers

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers during our 2009 fiscal year. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, non-equity incentive compensation and long-term equity incentives consisting of options to purchase Company stock and RSUs, and compensation relating to stock options and restricted stock units granted in prior years that remained unvested at the start of our 2009 fiscal year. Named Executive Officers also were paid the other benefits listed in Column (i) of the “Summary Compensation Table,” as further described in footnote (2) to the table.

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. The table entitled “Grants of Plan-Based Awards in Fiscal 2009,” and the description of the material terms of the stock options and RSUs granted in fiscal 2009 that follows it, provides information regarding the stock options and RSUs awarded to Named Executive Officers during our 2009 fiscal year. The tables entitled “Outstanding Equity Awards at Fiscal 2009 Year-End” and “Option Exercises and Stock Vested in Fiscal 2009” provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The Company has employment agreements with each of its current Named Executive Officers. These agreements are described in detail in the Section below entitled “Employment, Severance, and Potential Change in Control Payments.”

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

The following table presents information regarding non-equity incentive plans and grants of equity awards made during the Company’s fiscal year ended June 30, 2009 to each of the Named Executive Officers. The material terms of each equity grant are described below under the heading “Description of Equity Awards.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Jack Massimino	7/11/2008	382,720	956,800	1,913,600
	8/29/2008					87,500	13.27	565,696
Peter Waller	7/11/2008	197,600	494,000	988,000
	8/29/2008					70,000	13.27	452,557
Kenneth S. Ord	7/11/2008	132,600	331,500	663,000
	8/29/2008					52,500	13.27	339,418
Beth Wilson	7/11/2008	123,915	309,788	619,577
	8/29/2008					52,500	13.27	339,418
Mark Pelesh	7/11/2008	94,658	236,644	473,288
	8/29/2008					52,500	13.27	339,418

(1)	Each of the Named Executive Officers was eligible to receive a bonus payment with respect to fiscal year 2009. Columns (c), (d) and (e) in the table above reflect the threshold, target and maximum amounts under the bonus arrangement approved by the Compensation Committee of the Company’s Board of Directors for the Named Executive Officers on July 11, 2008. These arrangements are described in more detail in the “Compensation Discussion and Analysis” above.

(2)	For a discussion of the assumptions and methodologies used to calculate the amounts reported in column (l), please see the discussions contained in Note 7 (Common Stockholders’ Equity) to the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, which note is incorporated herein by reference.

Description of Equity Awards

Each of the equity-based awards reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the Company’s 2003 Performance Award Plan (the “2003 Plan”). The 2003 Plan is administered by the Compensation Committee of the Company’s Board of Directors.

During fiscal 2009, each Named Executive Officer was granted long-term equity incentive awards under the Company’s 2003 Performance Award Plan in the form of options to purchase shares of common stock of the Company. Each Named Executive Officer received a grant of options on August 29, 2008 that vest 25% on each of August 29, 2009, August 29, 2010, August 29, 2011 and August 29, 2012. The exercise price of the options was the closing market price of the Company’s stock on August 29, 2008 ($13.27). All options granted during fiscal 2009 expire seven years from the grant date. The unvested portion of the options will generally terminate upon a termination of the Named Executive Officer’s employment. The named Executive Officer will generally have three months to exercise the vested portion of the option following a voluntary termination of his or her employment (other than upon retirement) or a termination by the Company other than for cause. This period is extended to twelve months if the termination is a result of the Named Executive Officer’s death, disability or retirement. If the Named Executive Officer is terminated by the Company for cause, the option (whether or not vested) will immediately terminate. Please see the section below entitled “Employment, Severance, and Potential

Change in Control Payments” for a description of the potential vesting of options and restricted stock unit awards that may occur in connection with a change in control and/or certain terminations of Named Executive Officer’s employment.

In connection with the Stock Option Review discussed in the Director Compensation Table above, during fiscal 2009 a grant of 20,000 stock options originally awarded to Ms. Wilson on September 11, 2000 was amended to increase the exercise price from $5.3594 to $7.375, resulting in a decrease in the fair value of such grant of $5,850, and a grant of 75,000 stock options originally awarded to Ms. Wilson on September 21, 2001 was amended in April 2009 to increase the exercise price from $6.2925 to $8.4275, resulting in a decrease in the fair value of such grant of $17,550. These amendments were effected at the election of Ms. Wilson and approved by a committee of non-employee directors of the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of the end of the Company’s 2009 fiscal year on June 30, 2009.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
(a)	(b)	(c)		(d)		(e)	(f)	(g)		(h)
Jack Massimino	20,000	0				20.16	11/21/2012
	20,000	0				27.16	8/25/2013
	12,000	0				11.37	8/31/2014
	350,000	0				18.65	11/17/2014
	52,500	17,500	(11)			12.75	8/30/2015
	105,000	105,000	(7)			13.34	2/2/2014
				260,000	(13)	14.06	8/31/2014
				240,000	(13)	14.25	1/2/2015
	0	87,500	(9)			13.27	8/29/2015
								2,500	(11)	42,325
								15,000	(7)	253,950
								12,500	(10)	211,625
Peter Waller	157,500	52,500	(6)			13.10	2/1/2013
	35,000	35,000	(7)			13.34	2/2/2014
	17,500	52,500	(8)			14.06	8/31/2014
	0	70,000	(9)			13.27	8/29/2015
								7,500	(6)	126,975
								5,000	(7)	84,650
								7,500	(8)	126,975
								10,000	(10)	169,300
Kenneth S. Ord	70,000	0				17.84	2/10/2015
	39,375	13,125	(11)			12.75	8/30/2015
	26,250	26,250	(7)			13.34	2/2/2014
	13,125	39,375	(8)			14.06	8/31/2014
	0	52,500	(9)			13.27	8/29/2015
								10,000	(12)	169,300
								1,875	(11)	31,744
								3,750	(7)	63,488
								5,625	(8)	95,231
								7,500	(10)	126,975
Beth Wilson	20,000	0				7.38	9/11/2010
	30,000	0				7.43	12/15/2010
	150,000	0				8.43	9/21/2011
	112,500	0				16.01	8/27/2012
	150,000	0				30.14	11/20/2013
	70,000	0				11.37	8/31/2014
	39,375	13,125	(11)			12.75	8/30/2015
	26,250	26,250	(7)			13.34	2/2/2014
	13,125	39,375	(8)			14.06	8/31/2014
	0	52,500	(9)			13.27	8/29/2015
								1,875	(11)(14)	31,744
								3,750	(7)(14)	63,488
								5,625	(8)	95,231
								7,500	(10)	126,975
Mark Pelesh	60,000	0				28.91	9/2/2013
	97,638	0				11.37	8/31/2014
	39,375	13,125	(11)			12.75	8/30/2015
	26,250	26,250	(7)			13.34	2/2/2014
	13,125	39,375	(8)			14.06	8/31/2014
	0	52,500	(9)			13.27	8/29/2015
								1,875	(11)	31,744
								3,750	(7)	63,488
								5,625	(8)	95,231
								7,500	(10)	126,975

(1)	All exercisable options are currently vested.

(2)	All unexercisable options are currently unvested. Subject to each Named Executive Officer’s continued employment, these options ordinarily become vested in four equal annual installments on the first four anniversaries of the grant date. As described in the section below entitled “Employment, Severance, and Potential Change in Control Payments,” all or a portion of each option grant may vest earlier in connection with a change in control or certain terminations of employment.

(3)	The expiration date shown is the normal expiration date and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Executive Officer’s termination of employment.

(4)	RSU awards (column (g)) typically become vested in three or four equal annual installments on the first three or four anniversaries, as applicable, of the grant date, subject to the Named Executive Officer’s continued employment through each vesting date. As described in the section below entitled “Employment, Severance, and Potential Change in Control Payments,” all or a portion of each restricted stock unit award may vest earlier in connection with a change in control or certain conditions of termination of employment.

(5)	The aggregate market value of outstanding RSUs (column (h)) is based on $16.93 per share, the closing price of the Company’s common stock on June 30, 2009, which was the last trading day of the Company’s fiscal year.

(6)	The unvested portion of this award is scheduled to vest on February 1, 2010.

(7)	The unvested portion of this award is scheduled to vest in two equal installments on August 24, 2009 and August 24, 2010.

(8)	The unvested portion of this award is scheduled to vest in three equal installments on August 31, 2009, August 31, 2010 and August 31, 2011.

(9)	The unvested portion of this award is scheduled to vest in four equal installments on August 29, 2009, August 29, 2010, August 29, 2011 and August 29, 2012.

(10)	The unvested portion of this award is scheduled to vest in two equal installments on March 17, 2010 and March 17, 2011.

(11)	The unvested portion of this award is scheduled to vest on August 30, 2009.

(12)	The 10,000 RSUs reported for Mr. Ord have vested, but Mr. Ord elected to defer delivery until his retirement pursuant to the Company’s Executive Deferral Plan.

(13)	This award will vest on August 31, 2010 if and to the extent the Company achieves certain revenue and operating profit targets for the fiscal year ending June 30, 2010. In addition, this award will terminate prior to its normal expiration date on the 90th day following the date Mr. Massimino ceases to be a member of the Board.

(14)	All RSU awards granted to Ms. Wilson prior to August 2007 become subject to immediate acceleration upon retirement when she became eligible for retirement treatment under the applicable 2003 Performance Award Plan.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

The following table presents information regarding option exercises and the vesting of restricted stock units held by the Named Executive Officers during the Company’s 2009 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)		(e)
Jack Massimino	0	0	28,750		459,100
Peter Waller	0	0	17,500		306,400
Kenneth S. Ord	0	0	11,875	(2)	202,231	(2)
Beth Wilson	0	0	11,875	(3)	182,781	(3)
Mark Pelesh	800	7,704	12,891		196,264

(1)	The dollar amounts shown in Column (e) above are determined by multiplying (i) the number of restricted stock units becoming vested by (ii) the per-share closing price of the Company’s common stock on the vesting date.

(2)	The number of shares acquired on vesting reported in column (d) above for Mr. Ord includes 2,500 restricted stock units for which Mr. Ord has elected to defer delivery until his retirement pursuant to the Company’s Executive Deferral Plan. The value realized on vesting reported in column (e) above for Mr. Ord includes $52,625 with respect to the 2,500 restricted stock units for which Mr. Ord has not received delivery.

(3)	All RSU awards granted to Ms. Wilson prior to August 2007 become subject to immediate acceleration upon retirement when she became eligible for retirement treatment under the applicable 2003 Performance Award Plan.

NONQUALIFIED DEFERRED COMPENSATION PLANS IN FISCAL 2009

The following table provides information relating to the Company’s deferred compensation plans, which provide for the deferral of compensation on a basis that is not tax-qualified.

	Nonqualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year ($)(1)		Registrant Contributions in Last Fiscal Year ($)(1)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End
(a)	(b)		(c)	(d)	(e)	(f)
Jack Massimino	-0-		-0-	-0-	-0-	-0-
Peter Waller	25,080		11,400	2,356	-0-	38,836
Kenneth Ord	52,625	(4)	-0-	29,600	-0-	169,300	(4)
Beth Wilson	-0-		-0-	-0-	-0-	-0-
Mark Pelesh	16,019		7,281	1,208	-0-	24,508

(1)	The amounts reported as executive and registrant contributions in columns (b) and (c) represent compensation already reportable in the Summary Compensation Table.

(2)	The Company makes matching contributions to the Deferred Compensation Plan only once per calendar year, in January. Therefore, the registrant contributions reported in column (c) only reflect the Company’s matching contributions from the Plan’s inception in August 2008 through its matching contribution in January 2009. If the Company had made matching contributions on June 30, 2009, the last day of the Company’s 2009 fiscal year, the amount reported as the registrant’s contribution for Mr. Waller would have been approximately $23,080 and the amount reported as the registrant’s contribution for Mr. Pelesh would have been approximately $13,106.

(3)	None of the amounts is included in the Summary Compensation Table because plan earnings were not considered preferential or above market under the applicable disclosure rules.

(4)	Pursuant to the Company’s Executive Deferral Plan, Mr. Ord elected to defer the delivery of 10,000 RSUs granted to him on February 10, 2005 until his retirement. The shares underlying the RSUs, absent the deferral election, would have been delivered to Mr. Ord on February 10, 2006, February 10, 2007, February 10, 2008 and February 10, 2009. The amount reflected for Mr. Ord in column (b) reflects the value of the 2,500 shares that would have been delivered on February 10, 2009, at a price of $21.05, the closing market price of the Company’s stock on such date. The value for Mr. Ord in column (f) reflects the value of all 10,000 shares deferred as of the last day of fiscal 2009 at the closing market price of $16.93 on such date. Mr. Ord does not participate in the Company’s Deferred Compensation Plan. No other Named Executive Officer has elected to defer the delivery of his or her RSUs.

The Company has a Deferred Compensation Plan that permits employees at an assistant vice president or regional vice president level and above to elect to defer receipt of up to 75% of annual base salary and up to 100% of bonus. The minimum annual deferral under the Deferred Compensation Plan is $5,000, although a 2% minimum deferral was established for the portion of calendar year 2008 that the Plan was in effect.

To equalize benefits provided under the Company’s qualified defined contribution 401(k) plan that are lost due to limits under ERISA and the Internal Revenue Code, the Company makes a matching contribution in respect of certain deferrals under the Deferred Compensation Plan. Subject to reduction for the matching contribution available under the 401(k) plan, the matching contribution is generally equal to 100% of a participant’s deferrals up to the first 2% of the participant’s base salary and bonus, and 50% of the participant’s deferrals in excess of such amount, up to a maximum of 6% of the participant’s base salary and bonus. Company matching contributions generally become vested according to the same vesting schedule that applies to matching contributions under the 401(k) plan, and unvested matching contributions will also become vested upon a participant’s death. The Deferred Compensation Plan also permits the Company to make discretionary contributions under the plan.

Deferred amounts are credited to accounts for participants under the Deferred Compensation Plan. Participants direct the deemed investment of their accounts among fourteen mutual funds selected by the Company, and account earnings are based on the performance of the chosen funds. Participants may change the deemed investment of their accounts on a monthly basis. During the Company’s 2009 fiscal year, the returns for the chosen funds ranged from -37% to 12%.

Payments from the Deferred Compensation Plan may be made, as elected by participants, at: (i) the beginning of the first calendar year that begins at least 6 months following the participant’s separation from service; or (ii) the beginning of a designated year, not earlier than five years after the deferral is made. Payments from the Deferred Compensation Plan may be received in a lump sum or, if payment is triggered by the participant’s separation from service, in annual installments over five, ten or fifteen years, as elected by the participant. Payments are accelerated in the event of a participant’s death or disability. In addition, a participant may make a hardship withdrawal for an unforeseeable emergency (within the meaning of Section 409A of the Internal Revenue Code) if the participant’s request is approved by the Company.

EMPLOYMENT, SEVERANCE, AND POTENTIAL CHANGE IN CONTROL PAYMENTS

Employment Agreements

The Company maintains employment agreements (the “Employment Agreements”) with each of the Named Executive Officers, all of which were entered into prior to fiscal 2009. Mr. Massimino’s Employment Agreement was amended and restated as of August 21, 2007, and Mr. Waller’s, Mr. Ord’s, Ms. Wilson’s and Mr. Pelesh’s respective Employment Agreements were amended and restated as of March 17, 2008. This section describes the compensation and other benefits to the Named Executive Officers under the Employment Agreements that were in effect as of June 30, 2009, including payments in the event of certain terminations of their employment or in the event of a change in control of the Company. All such benefits will be paid or provided by the Company.

The Employment Agreements each have initial terms of two years. The terms of each Employment Agreement are automatically extended for an additional year on the first anniversary of the effective date of each agreement and on each subsequent anniversary date unless either the Company or the executive gives a termination notice to the other party at least one (1) year prior to the expiration date of the then-current term. The maximum term of the Employment Agreements, even with the automatic extensions, is five (5) years. The Employment Agreements provide for the payment of annual base salaries of no less than that in effect for the particular Named Executive Officer as of the date of amendment and restatement of the applicable Employment Agreement with such officer. The amount of these base salaries is required to be reviewed annually by the Compensation Committee. The base salary of each such executive in effect from time to time can only be reduced involuntarily by the Company to the extent such reduction is made equally to all peer employees. In addition, the Employment Agreements entitle the Named Executive Officers to all rights and benefits available to peer employees or employees of the Company generally, including stock options and/or other awards granted pursuant to the Company’s 2003 Performance Award Plan and participation in incentive compensation plans, 401(k) contribution plans, and life, medical, dental, disability, or insurance plans or policies (including the Company’s Employee Stock Purchase Plan), and provide the Named Executive Officers with vacation benefits of no less than three weeks per year. All Employment Agreements in effect as of June 30, 2009 contained obligations on the part of the Named Executive Officers which continue after termination not to disclose any confidential information, knowledge, data or know-how of the Company, not to unfairly compete with the Company by using trade secret information to disrupt, damage, impair, or interfere with the Company’s business, and not to solicit, directly or indirectly, any employees of the Company for a period of one year after termination.

Severance Payments Upon Resignation, Retirement or Termination For Cause

There are certain situations under which, notwithstanding the existence of the Employment Agreements, the Named Executive Officers would not receive any payments or accelerated vesting of equity awards upon the end of their employment with the Company. In general, if any of the Named Executive Officers, other than Ms. Wilson, voluntarily resigned as of June 30, 2009, he or she would not be entitled to any cash payments and all unvested stock options and unvested restricted stock units would be forfeited as of the last day of employment, and the Named Executive Officer would generally have a period of 3 months after his or her resignation to exercise any vested options. Pursuant to the terms of each Named Executive Officer’s restricted stock unit award agreement granted prior to August 2007, any such officer who has been employed with the Company for at least 10 years and is at least 55 years old, or any employee who is at least 65 years old, qualifies for retirement treatment and will receive the shares underlying all previously unvested restricted stock units upon retirement. Ms. Wilson is the only Named Executive Officer who meets the qualifications for “retirement” under the applicable equity compensation plan. In addition, if any of the Named Executive Officers were terminated by the Company for “Cause” (as defined in the executive’s Employment Agreement), he or she would not be entitled to any cash payments and all vested or unvested stock options, and all unvested restricted stock units, would be forfeited as of the last day of employment.

Severance Payments Upon Death or Disability

Upon the death or disability of a Named Executive Officer, each Named Executive Officer’s restricted stock unit award agreement provides that the vesting of all unvested restricted stock units awarded to that Named Executive Officer will immediately accelerate. The Named Executive Officer would not be entitled to any other payments or benefits merely by virtue of such death or disability. Upon the Named Executive Officer’s death or disability, he or she (or his or her estate) would have 12 months to exercise any vested but unexercised stock options; any unvested stock options terminate as of the date of death or disability.

Termination without Cause and Resignation for Good Reason

Pursuant to the terms of the Employment Agreements, if the Company terminates a Named Executive Officer’s employment without Cause, or if a Named Executive Officer terminates his or her employment for “Good Reason” (as defined in each Named Executive Officer’s Employment Agreement), then such officer is entitled to a lump sum payment equal to (i) with respect to Mr. Massimino, the sum of (A) one times (1x) the value of his annual base salary in effect as of the date of such termination, plus (B) one times (1x) his target incentive bonus in effect as of the date of such termination, (ii) with respect to Mr. Waller, two times (2x) his annual base salary in effect as of the date of his termination, and (iii) with respect to Mr. Ord, Ms. Wilson and Mr. Pelesh, 1.75 times (1.75x) his or her annual base salary in effect as of the date of such termination (the “Severance Payment”).

In addition, pursuant to the terms of the Company’s 2003 Performance Award Plan and applicable stock option agreements, Named Executive Officers generally have 3 months after the termination of his or her employment by the Company without Cause or his or her resignation for Good Reason to exercise any vested but unexercised options to purchase common stock of the Company. Any unvested stock options or restricted stock units would terminate and be forfeited as of the last day of employment.

Termination in Connection with a Change In Control

If, in anticipation of or within 24 months following a “Change in Control” (as defined in each Named Executive Officer’s Employment Agreement), any Named Executive Officer is terminated without Cause, or if within twenty-four (24) months following a Change in Control any Named Executive Officer terminates his or her own employment for Good Reason, then such officer is entitled to receive a lump sum payment equal to two times (2x) the Severance Payment described above. If the total payments to be received by any Named Executive Officer upon a Change In Control results in the imposition of excise taxes under Section 4999 of the Code, such officer is entitled to receive an additional payment so that after payment by such officer of all applicable excise taxes he or she would retain an amount equal to the amount he or she would have retained had no excise tax been imposed; provided, however, that if such officer could reduce the amount of the total payments he or she would be entitled to receive following the Change in Control by ten percent (10%) or less and have no portion of the total payments be subject to the applicable excise tax, then the total payments will be so reduced. This modified excise tax “gross-up” is intended to make the Named Executive Officers whole for any adverse tax consequences they may become subject to under Section 4999 of the Code, and to preserve the level of their respective change in control severance protections that the Company has determined to be appropriate.

Pursuant to the Company’s 2003 Performance Award Plan and the stock option agreements and restricted stock unit agreements for the Named Executive Officers, upon the occurrence of a Change in Control in which the Company does not survive or in which the Company’s common stock ceases to be publicly traded, 100% of each Named Executive Officer’s outstanding unvested stock options and restricted stock unit awards would immediately become fully vested. Additionally, even if the Company were the surviving entity and its stock continued to be publicly traded, if a Named Executive Officer’s employment is terminated without Cause, or he or she terminates his or her employment for Good Reason, in connection with a change in control or within 2 years after a change in control, then all unvested options to purchase common stock of the Company (other than

Mr. Massimino’s performance-related stock options, which are discussed in greater detail in the succeeding paragraph) and all unvested restricted stock units would become fully vested as of the date of such change in control. In the event that outstanding stock options or restricted stock units are not substituted, assumed, exchanged or settled in connection with the change in control, the Named Executive Officers and other Company employees would be entitled to full vesting of these awards in advance of such awards being terminated in connection with the change in control.

Mr. Massimino’s Performance-Related Stock Options

During fiscal 2008, the Company entered into a performance-related Nonqualified Stock Option Agreement with Mr. Massimino (the “Option Agreement”), pursuant to which Mr. Massimino was granted two awards totaling 500,000 options to purchase shares of common stock of the Company (the “Options”). The Options will vest, in whole or in part, only if the Company achieves certain revenue and operating profit thresholds for the fiscal year ending June 30, 2010, as more particularly described in the Option Agreement, and Mr. Massimino remains employed by the Company as chief executive officer or remains a member of the Board on such date. The Options will expire seven years after their respective grant dates. In the event of a Change in Control prior to June 30, 2010, the measurement of the Company’s achievement of the revenue and operating profit thresholds will accelerate to the date of the Change in Control. Both the revenue and operating profit will be measured from the date of grant of the Options to the date of the Change in Control and the Options will vest, in full or in part, if the Company has achieved specified compounded annual growth rates in revenue and operating profit during that period.

Severance Payments

The following table lists the estimated amounts that would have been payable to, or the value that would have been received by, the Named Executive Officers under the circumstances described, assuming that the applicable triggering event occurred on June 30, 2009. For purposes of this table, it is assumed that (i) the price per share of the Company’s common stock is equal to the closing price per share on June 30, 2009 ($16.93), the last business day of the Company’s fiscal year 2009, and (ii) the value of any stock options or restricted stock units (“RSUs”) that may be accelerated is equal to the full value of such awards (i.e., the full “spread” value for stock options and the full closing price per share on June 30, 2009 for restricted stock units). In addition to the amounts reported in the following table, the Named Executive Officers would be entitled to receive the amounts reported above in the “Nonqualified Deferred Compensation Plans in Fiscal 2009” table following any termination of their employment.

Name	Estimated Value of Payments Upon Resignation or Retirement ($)		Estimated Value of Payments Upon Death or Disability ($)	Estimated Value of Payments Upon Termination Without “Cause” or Resignation for “Good Reason” (no Change in Control) ($)	Estimated Value of Payments Upon a Termination in Connection with a Change in Control(1) ($)
Jack Massimino
Severance Payment	0		0	1,788,800	3,577,600
RSU Acceleration	0		507,900	0	507,900
Option Acceleration	0		0	0	2,159,750	(2)
Excise Tax Payment	0		0	0	2,176,525	(4)

Peter Waller
Severance Payment	0		0	988,000	1,976,000
RSU Acceleration	0		507,900	0	507,900
Option Acceleration	0		0	0	733,600

Kenneth S. Ord
Severance Payment	0		0	773,500	1,547,000
RSU Acceleration	0		317,438	0	317,438
Option Acceleration	0		0	0	454,257

Beth Wilson
Severance Payment	0		0	722,839	1,445,678
RSU Acceleration	95,232	(3)	317,438	0	317,438
Option Acceleration	0		0	0	454,257

Mark Pelesh
Severance Payment	0		0	552,169	1,104,338
RSU Acceleration	0		317,438	0	317,438
Option Acceleration	0		0	0	454,257

(1)	Upon the occurrence of a change in control in which the Company does not survive or in which the Company’s common stock ceases to be publicly traded, even if the employment of the Named Executive Officers were not terminated, all of the executive’s outstanding unvested stock options and restricted stock units would become fully vested.

(2)	If the Company had undergone a Change in Control as of June 30, 2009, all of Mr. Massimino’s 500,000 performance-related stock options would have fully vested due to the Company’s operational performance achievement.

(3)	Consists of the value Ms. Wilson would have received upon the accelerated vesting and delivery of her RSUs granted prior to August 2007 if she had retired on June 30, 2009, based upon the closing market price per share of the Company’s common stock on that date of $16.93.

(4)	Because of ambiguities, uncertainties and complexities as to the application and interpretation of Section 4999 of the Code and the regulations issued thereunder, the amount of this payment is uncertain.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is comprised entirely of non-employee directors, each of whom are “independent directors” as defined in Nasdaq listing standards and in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended. The Audit Committee held four meetings during fiscal year 2009.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls and establishing and reviewing the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

During the 2009 fiscal year, the Audit Committee met and held discussions with management and the Company’s independent accountants, Ernst & Young LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements of the Company for the fiscal year ended June 30, 2009 with management and Ernst & Young LLP.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2009 with the Company’s management, and has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” The Audit Committee reviewed with management the reasonableness of significant judgment and clarity of disclosures in the financial statements, the quality, not just the acceptability, of the Company’s accounting principles and other such matters. Ernst & Young LLP also provided to the Audit Committee the written disclosure required by Public Company Accounting Oversight Board ethics and independence Rule 3526, “Communication with Audit Committee Concerning Independence.” The Committee discussed with Ernst & Young LLP that firm’s independence and considered whether the non-audit services provided by that firm are compatible with maintaining its independence.

The Audit Committee also reviewed and discussed together with management and Ernst & Young LLP the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2009 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Ernst & Young LLP’s audit of internal control over financial reporting. The Audit Committee discussed with the Company’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

Based on the Audit Committee reviews and discussions with management and Ernst & Young LLP, as described above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for filing with the Commission for the year ended June 30, 2009.

THE AUDIT COMMITTEE

Hank Adler (Chairman)
Terry Hartshorn
Robert Lee
John Dionisio

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THE COMPANY’S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE BY REFERENCE PREVIOUS OR FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOREGOING REPORT OF THE AUDIT COMMITTEE AND ANY STATEMENTS REGARDING THE INDEPENDENCE OF THE AUDIT COMMITTEE MEMBERS SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

The aggregate fees for professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal years ended June 30, 2009 and June 30, 2008, the review of the Company’s quarterly reports on Form 10-Qs, and other regulatory filings for such fiscal years were approximately $2,488,535 and $2,810,000, respectively.

Audit-Related Fees

The aggregate fees for services rendered by Ernst & Young LLP for audit-related services in the Company’s fiscal years ended June 30, 2009 and June 30, 2008 were approximately $0 and $0, respectively.

Tax Fees

The aggregate fees for services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning in the Company’s fiscal years ended June 30, 2009 and June 30, 2008 were approximately $178,153 and $181,000, respectively. Tax services principally include the preparation of the Company’s domestic and foreign income tax returns as well as state tax planning advice.

All Other Fees

The aggregate fees for other services rendered by Ernst & Young LLP in the Company’s fiscal years ended June 30, 2009 and June 30, 2008 were approximately $0 and $0, respectively.

PRE-APPROVAL POLICIES AND PROCEDURES

The Board of Directors has adopted an Audit Committee Charter that requires the Audit Committee to retain, on behalf of the Company, any registered accounting firm employed by the Company, considering, among other matters, such firm’s independence and effectiveness, and to approve the fees and other compensation to be paid to such accounting firm. In addition, the Audit Committee Charter requires the Audit Committee to review, in advance, any non-audit services proposed to be performed by the Company’s independent auditors.

Accordingly, the independent auditors are only permitted to provide services to the Company that have been pre-approved by the Audit Committee. Additionally, the independent auditors may not provide any of the services prohibited by the Sarbanes-Oxley Act of 2002 and may only perform non-prohibited non-audit services that have been specifically approved in advance by the Audit Committee. The Audit Committee has delegated to its chairman, within certain thresholds, the right to approve certain services between regularly scheduled meetings of the Audit Committee. One hundred percent (100%) of the services performed by Ernst & Young LLP during fiscal 2009 and 2008 described under the captions “Audit-Related Fees” and “Tax Fees” and “All Other Fees” above were approved in advance by the Audit Committee. None of the hours expended by Ernst & Young LLP for the audit of the Company’s annual financial statements for the fiscal year ended June 30, 2009 were expended by persons other than the principal accountant’s full-time, permanent employees.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of September 1, 2009, certain information with respect to the beneficial ownership of the Common Stock by (i) each person known by Corinthian to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Company director, including all nominees for director, (iii) each of the Named Executive Officers, and (iv) all of the Company’s directors and executive officers as a group. Unless otherwise indicated below, the persons in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Shares of Common Stock Beneficially Owned(1)	Percentage of Outstanding Shares Owned
Wellington Management Company, LLP(2) 75 State Street Boston, Massachusetts 02109	10,304,866	11.8%

The Bank of New York Mellon Corporation(3) One Wall Street, 31st Floor New York, New York 10286	9,427,355	10.8%

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	8,037,367	9.2%

Kornitzer Capital Management(5) 5420 West 61st Place Shawnee Mission, Kansas 66205	5,429,192	6.2%

Royce & Associates, LLC(6) 1414 Avenue of the Americas New York, New York 10019	5,323,669	6.1%

Westfield Capital Management Company, LP(7) 1 Financial Center Boston, Massachusetts 02111	4,474,452	5.1%

Jack D. Massimino(8)(22)	740,334	*
Peter Waller (9)(22)	287,427	*
Ken Ord(10)(22)	227,855	*
Beth Wilson(11)(22)	684,907	*
Mark Pelesh(12)(22)	312,603	*
Paul R. St. Pierre(13)(22)	333,578	*
Hank Adler(14)(22)	61,500	*
Linda Arey Skladany(15)(22)	101,500	*
Alice T. Kane(16)(22)	51,500	*
Terry O. Hartshorn(17)(22)	98,500	*
Robert Lee(18)(22)	35,500	*
Timothy Sullivan(19)(22)	28,000	*
John Dionisio(20)(22)	22,500	*
All directors and executive officers as a group (17 persons)(7)(8)(9)(10)(11)(12)(13)(14)(15)(16)(17)(18)(19)(20)(21)	3,564,032	3.9%

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Commission. The number of shares beneficially owned by a person and the percentage ownership of that person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 1, 2009. As of September 1, 2009, there were 87,357,828 outstanding shares of Common Stock.

(2)	Ownership is based solely on a Schedule 13G filed with the Commission on April 9, 2009. Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment advisor, may be deemed to beneficially own all 10,304,866 shares of the Company’s stock that are held of record by clients of Wellington Management. Wellington Management has sole voting power with respect to 8,476,076 shares and sole dispositive power with respect to all 10,304,866 of such shares.

(3)	Ownership is based solely on a Schedule 13G, Amendment No. 1, filed with the Commission on June 10, 2009. All 9,427,355 shares of the Company’s stock are beneficially owned by The Bank of New York Mellon Corporation (“BNY Mellon”) and its direct and indirect subsidiaries in their respective capacities as subsidiaries, investment advisors and parent holding companies or control persons. BNY Mellon has sole voting power with respect to 9,146,316 shares, shared voting power with respect to 62,440 shares, sole dispositive power with respect to 9,400,081 shares and shared dispositive power with respect to 13,549 shares.

(4)	Ownership is based solely on a Schedule 13G, Amendment No. 2, filed with the Commission on April 11, 2009. T. Rowe Price Associates, Inc. (“Price Associates”) is not the beneficial owner of any of the shares, but such shares are owned of record by Price Associates in its capacity as investment advisor to its clients. Price Associates has sole voting power with respect to 1,551,200 shares and sole dispositive power with respect to all 8,037,367 of such shares.

(5)	Ownership is based solely on a Schedule 13G filed with the Commission on January 9, 2009. Kornitzer Capital Management, Inc. (“Kornitzer”) is an investment advisor with respect to such shares for the accounts of other persons. Kornitzer has sole voting power with respect to all such 5,429,192 shares, sole dispositive power with respect to 5,229,842 of such shares and shared dispositive power with respect to 199,350 of such shares.

(6)	Ownership is based solely on a Schedule 13G, Amendment No. 4, filed with the Commission on January 23, 2009. Royce & Associates, LLC (“Royce”) reported on this Schedule 13G that Royce has sole voting and sole dispositive power with respect to all 5,323,669 of such shares.

(7)	Ownership is based solely on a Schedule 13G, Amendment No. 2, filed with the Commission on February 4, 2009. Westfield Capital Management Company, LP (“Westfield”) is an investment advisor managing certain mutual funds, institutional accounts and/or separate accounts that are the owners of record of the reported shares of the Company’s stock. Westfield reported on this Schedule 13G that it has sole voting power with respect to 3,258,360 shares and sole dispositive power with respect to all 4,474,452 of such shares.

(8)	Includes 651,375 shares of Common Stock which may be acquired by Mr. Massimino upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009.

(9)	Includes 262,500 shares of Common Stock which may be acquired by Mr. Waller upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009.

(10)	Includes 201,250 shares of Common Stock which may be acquired by Mr. Ord upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009 and 10,000 restricted stock units for which Mr. Ord has elected to defer delivery until his retirement pursuant to the Company’s Executive Deferral Plan.

(11)	Includes 663,750 shares of Common Stock which may be acquired by Ms. Wilson upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009.

(12)	Includes 288,888 shares of Common Stock which may be acquired by Mr. Pelesh upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009.

(13)	Includes shares which are held in a family trust of which Mr. St. Pierre is a grantor and a trustee, 263,900 shares of Common Stock which may be acquired by Mr. St. Pierre upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009, and 3,000 shares underlying DSUs which vest upon grant but are delivered upon the earliest to occur of (i) five years after the date of grant, (ii) the director’s separation from service on the Board, (iii) the director’s death or disability, or (iv) a change-in-control of the Company.

(14)	Consists of 58,500 shares of Common Stock which may be acquired by Mr. Adler upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009, and 3,000 shares underlying DSUs which vest upon grant but are delivered upon the earliest to occur of (i) five years after the date of grant, (ii) the director’s separation from service on the Board, (iii) the director’s death or disability, or (iv) a change-in-control of the Company.

(15)	Consists of 98,500 shares of Common Stock which may be acquired by Ms. Skladany upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009, and 3,000 shares underlying DSUs which vest upon grant but are delivered upon the earliest to occur of (i) five years after the date of grant, (ii) the director’s separation from service on the Board, (iii) the director’s death or disability, or (iv) a change-in-control of the Company.

(16)	Consists of 48,500 shares of Common Stock which may be acquired by Ms. Kane upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009, and 3,000 shares underlying DSUs which vest upon grant but are delivered upon the earliest to occur of (i) five years after the date of grant, (ii) the director’s separation from service on the Board, (iii) the director’s death or disability, or (iv) a change-in-control of the Company.

(17)	Includes shares which are held in a family trust of which Mr. Hartshorn is a grantor and a trustee, 85,500 shares of Common Stock which may be acquired by Mr. Hartshorn upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009, and 3,000 shares underlying DSUs which vest upon grant but are delivered upon the earliest to occur of (i) five years after the date of grant, (ii) the director’s separation from service on the Board, (iii) the director’s death or disability, or (iv) a change-in-control of the Company.

(18)	Consists of 32,500 shares of Common Stock which may be acquired by Mr. Lee upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009, and 3,000 shares underlying DSUs which vest upon grant but are delivered upon the earliest to occur of (i) five years after the date of grant, (ii) the director’s separation from service on the Board, (iii) the director’s death or disability, or (iv) a change-in-control of the Company.

(19)	Includes 21,625 shares of Common Stock which may be acquired by Mr. Sullivan upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009, and 3,875 shares underlying DSUs which vest upon grant but are delivered upon the earliest to occur of (i) five years after the date of grant, (ii) the director’s separation from service on the Board, (iii) the director’s death or disability, or (iv) a change-in-control of the Company.

(20)	Consists of 19,000 shares of Common Stock which may be acquired by Mr. Dionisio upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009, and 3,500 shares underlying DSUs which vest upon grant but are delivered upon the earliest to occur of (i) five years after the date of grant, (ii) the director’s separation from service on the Board, (iii) the director’s death or disability, or (iv) a change-in-control of the Company.

(21)	In addition to the Directors and Named Executive Officers identified on the chart above, also includes beneficial ownership by four executive officers who are not Named Executive Officers of an aggregate of 578,328 shares, including 543,647 shares which may be acquired upon the exercise of stock options which are currently exercisable or exercisable within 60 days of September 1, 2009.

(22)	The address of each such person is c/o Corinthian Colleges, Inc., 6 Hutton Centre Drive, Suite 400, Santa Ana, California 92707.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors for the fiscal year ending June 30, 2010. Ernst & Young LLP has acted as auditors for Corinthian since February 2002. The Audit Committee has determined to afford stockholders the opportunity to express their opinions on the matter of auditors, and, accordingly, is submitting to the stockholders at the Annual Meeting a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP. If a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting, and entitled to vote on this proposal are not voted in favor of the ratification of the appointment of Ernst & Young LLP, the Audit Committee will interpret this as an instruction to seek other auditors. It is expected that representatives of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions. They will be given an opportunity to make a statement if they desire to do so.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2010.

MISCELLANEOUS AND OTHER MATTERS; SOLICITATION

The cost of this proxy solicitation will be borne by Corinthian. Corinthian may request banks, brokers, fiduciaries, custodians, nominees and certain other record holders to send proxies, proxy statements and other materials to their principals at Corinthian’s expense. Such banks, brokers, fiduciaries, custodians, nominees and other record holders will be reimbursed by Corinthian for their reasonable out-of-pocket expenses of solicitation. In addition to use of the mails, Corinthian may solicit proxies in person or by telephone, facsimile or other means of communication by certain of its directors, officers, and regular employees who will not receive any additional compensation for such solicitation.

Only one annual report or proxy statement is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from at least one of the stockholders. Upon request, the Company will deliver promptly a separate copy of this Proxy Statement or the 2009 Annual Report to a stockholder at a shared address to which a single copy of this Proxy Statement or the 2009 Annual Report was delivered. Requests for a separate copy of the Annual Report or Proxy Statement, requests to receive separate annual reports or proxy statements in the future, and requests for delivery of a single copy to stockholders sharing an address, are to be made to the Secretary of the Company at the Company’s corporate office address listed above or by phoning (714) 427-3000.

PROPOSALS OF STOCKHOLDERS

Stockholder proposals intended to be considered at the Company’s 2010 Annual Meeting of Stockholders must be received by the Secretary of the Company at its principal executive offices no later than June 15, 2010 in order to be considered for inclusion in the Company’s Proxy Statement relating to that meeting. If the date of the Company’s 2010 Annual Meeting of Stockholders changes by more than 30 days from the date of this year’s Annual Meeting, stockholder proposals must be received by the Secretary of the Company at its principal executive offices a reasonable time before the Company begins to print and mail the proxy materials for its 2010 Annual Meeting of Stockholders, provided that receipt of the stockholder proposal also satisfies the additional deadline for stockholder proposals required by the Company’s Bylaws and summarized below. You should also be aware that your proposal must comply with Commission regulations regarding inclusion of stockholder proposals in company-sponsored proxy materials.

In addition, in order for stockholder proposals or director nominations to be considered at the Company’s 2010 Annual Meeting of Stockholders (including from the floor if receipt of the stockholder proposal did not satisfy the deadline stated above for inclusion of the proposal in the Company’s Proxy Statement), the Company’s Bylaws require that, among other things, stockholders give written notice of any proposal or nomination of a director to the Secretary of the Company at its principal executive offices no earlier than 120 day and no later than 90 days prior to the first anniversary of the Company’s 2009 Annual Meeting of Stockholders. Notwithstanding the foregoing, in the event the date of the 2010 Annual Meeting of Stockholders occurs more than 30 days before, or more than 70 days after, the anniversary of the 2009 Annual Meeting, written notice by a stockholder must be given no earlier than the close of business 120 days prior to the date of the 2010 Annual Meeting of Stockholders, and no later than 90 days prior to the date of the 2010 Annual Meeting of Stockholders or the close of business on the tenth day following the day on which public announcement of the 2010 Annual Meeting is made. Stockholder proposals or nominations for director that do not meet the notice requirements set forth above and further described in Section 2.11 of the Company’s Bylaws will not be acted upon at the 2010 Annual Meeting of Stockholders.

OTHER BUSINESS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those mentioned in Corinthian’s Notice of Annual Meeting of Stockholders enclosed herewith. If any other matters are properly brought before the Annual Meeting, however, it is intended that the persons named in the proxy will vote as the Board of Directors directs.

ADDITIONAL INFORMATION

Included herewith and incorporated herein by this reference is a copy of Corinthian’s Annual Report for its fiscal year ended June 30, 2009, as filed with the Securities and Exchange Commission. Corinthian files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

The Company’s Annual Report on Form 10-K for the year ended June 30, 2009, as filed with the Commission, is also available free of charge on the Company’s website at www.cci.edu and, upon request, a copy will be furnished by the Company to any stockholder free of charge. Any stockholder desiring a copy should write to the Company at the address set forth on the cover page of the proxy statement, attention: Stan Mortensen, Corporate Secretary.

By order of the Board of Directors

Stan A. Mortensen
Corporate Secretary

Santa Ana, California

October 15, 2009

ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

The Board of Directors recommends a vote FOR Items 1, 2 and 3.
1.	Nominees for a one-year term as a Class II director of the Company’s Board of Directors:
	Paul R. St. Pierre	☐ FOR this nominee ☐ Withhold authority to vote for this nominee	Linda Arey Skladany	☐ FOR this nominee ☐ Withhold authority to vote for this nominee
	Robert Lee	☐ FOR this nominee ☐ Withhold authority to vote for this nominee

2.	Ratification of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending June 30, 2010.			☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, upon any other matters as may properly come before the meeting or at any adjournment thereof.

Signature of Stockholder				Dated: , 2009

Signature of Stockholder				Dated: , 2009

(This Proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the shares are held in joint name, either person may sign this Proxy. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.)

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

CORINTHIAN COLLEGES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR ANNUAL MEETING, NOVEMBER 17, 2009

The undersigned, a stockholder of CORINTHIAN COLLEGES, INC., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and a copy of the Company’s Annual Report for the fiscal year ended June 30, 2009; and, revoking any proxy previously given, hereby constitutes and appoints Beth Wilson and Kenneth S. Ord and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to vote the shares of Common Stock of the Company standing in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the DoubleTree Hotel located at 201 East MacArthur Boulevard, Santa Ana, California 92707 on November 17, 2009 at 10:00 a.m. California time, and at any adjournment thereof, on all matters coming before said meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSON AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE.

(continued and to be signed on other side)